UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.           )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
ADVANCE AUTO PARTS, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ADVANCE AUTO PARTS, INC.
5008 AIRPORT ROAD
ROANOKE, VIRGINIA 24012

______________

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS

May 15, 2008
_____________

It is my pleasure to invite you to attend the 2008 Annual Meeting of the Stockholders of Advance Auto Parts, Inc. (the “Company”), a Delaware corporation, on Thursday, May 15, 2008 at 8:30 a.m. Eastern Daylight Time (EDT).  The meeting will be held at The Hotel Roanoke and Conference Center, 110 Shenandoah Avenue, NW, Roanoke, Virginia  24016.

At the Annual Meeting, stockholders will vote on the following matters, which are further described in this Proxy Statement:

1.	Election of eight directors to the Board of Directors to serve until the 2009 annual meeting of stockholders;

2.	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2008; and

3.	To act upon such other matters, if any, as may properly come before the meeting.

The Board of Directors set March 24, 2008 as the Record Date.  Only record holders of our common stock at the close of business on that day are entitled to vote at our Annual Meeting or any adjournment of our Annual Meeting.

We invite you to attend the meeting and vote.  We urge you, after reading this proxy statement, to sign and return the enclosed proxy card as promptly as possible in the enclosed postage prepaid envelope or vote your proxy by Internet or telephone by following the instructions on the form of proxy.  If you attend the meeting, you may vote in person, even if you previously voted by proxy.

By order of the Board of Directors,

Michael A. Norona
Executive Vice President, Chief Financial Officer
and Secretary
Roanoke, Virginia
April 9, 2008

TABLE OF CONTENTS

ABOUT THE ANNUAL MEETING	1

PROPOSAL NO. 1 ELECTION OF DIRECTORS	6

Nominees for Election to Our Board	6

CORPORATE GOVERNANCE	8

MEETINGS AND COMMITTEES OF THE BOARD	11

COMPENSATION COMMITTEE REPORT	13

COMPENSATION DISCUSSION AND ANALYSIS	13

ADDITIONAL INFORMATION REGARDING EXECUTIVE COMPENSATION	20

Summary Compensation Table	20

2007 Grants of Plan-Based Awards Table	21

Outstanding Equity Awards at 2007 Fiscal Year-End Table	22

2007 Option Exercises and Stock Vested Table	23

2007 Non-Qualified Deferred Compensation Table	24

Potential Payments Upon Termination or Change in Control	24

NON-MANAGEMENT DIRECTOR COMPENSATION	27

INFORMATION CONCERNING OUR EXECUTIVE OFFICERS	30

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	31

STOCK OWNERSHIP GUIDELINES	34

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	34

PROPOSAL NO. 2 RATIFICATION OF APPOINTMENT BY THE AUDIT COMMITTEE OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2008	35

2007 and 2006 Audit Fees	35

AUDIT COMMITTEE REPORT	36

OTHER MATTERS	37

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ADVANCE AUTO PARTS, INC.
PROXY STATEMENT
FOR 2008 ANNUAL MEETING OF STOCKHOLDERS
______________

ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the Annual Meeting?

At our Annual Meeting, the stockholders will act upon the matters outlined in the Notice of Meeting on the first page of this proxy statement, including the election of directors and the ratification of the Company’s independent registered public accounting firm (the “independent auditors”).  This proxy statement summarizes the information you need to know to vote at the Annual Meeting.  This proxy statement and form of proxy were first mailed to stockholders on or about April 9, 2008.

Where will the Meeting be held?

The 2008 Annual Meeting will be held on Thursday, May 15, 2008 at 8:30 a.m. (EDT), at The Hotel Roanoke and Conference Center, 110 Shenandoah Avenue, NW, Roanoke, Virginia 24016.  The Hotel Roanoke and Conference Center is accessible to persons with disabilities.  If you have a disability, we can provide reasonable assistance to help you participate in the meeting upon request.

Who is soliciting my vote?

The Board of Directors of the Company (“Board”) is soliciting your proxy to vote at the Annual Meeting.

What am I voting on?

You are voting on two items:

1.	The election of the following eight directors to the Board to serve until the 2009 annual meeting of stockholders:

●	John C. Brouillard	●	William S. Oglesby
●	Lawrence P. Castellani	●	Gilbert T. Ray
●	Darren R. Jackson	●	Carlos A. Saladrigas
●	Nicholas J. LaHowchic	●	Francesca M. Spinelli

2.	Ratification of the appointment of Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for 2008.

What are the voting recommendations of the Board?

The Board recommends the following votes:

1.	FOR each of the director nominees; and

2.	FOR ratification of the appointment of Deloitte as independent registered public accounting firm for 2008.

Will any other matters be voted on?

The Board does not intend to present any other matters at the Annual Meeting.  We do not know of any other matters that will be brought before the stockholders for a vote at the Annual Meeting.  If any other matter is properly brought before the Annual Meeting, your signed proxy card gives authority to Darren R. Jackson and Michael A. Norona as proxies, with full power of substitution (“Proxies”), to vote on such matters in their discretion.

Who is entitled to vote?

Stockholders of record as of the close of business on March 24, 2008 (the “Record Date”) are entitled to vote at the Annual Meeting.

How many votes do I have?

You will have one vote for every share of Company common stock that you owned at the close of business on the Record Date.  You are not entitled to cumulate your vote.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Many stockholders hold their shares through a broker or bank rather than directly in their own names.  As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record
If your shares are registered directly in your name with the Company’s transfer agent, BNY Mellon Shareowner Services, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by the Company.

Beneficial Owner
If your shares are held in a stock brokerage account or by a bank, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your bank or broker, which is considered the stockholder of record of these shares.  As the beneficial owner, you have the right to direct your bank or broker how to vote and are also invited to attend the Annual Meeting.  However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you bring with you a legal proxy from the stockholder of record.  Your bank or broker has enclosed a voting instruction card for you to use for providing directions for how to vote your shares.

How do I vote?

If you are a stockholder of record, there are four ways to vote:

•  By Internet at www.proxyvote.com;

•  By toll-free telephone at 1-800-690-6903;

•  By completing and mailing your proxy card; or

•  By written ballot at the Annual Meeting.

If you vote by Internet or telephone, your vote must be received by 11:59 P.M. (EDT) on May 14th, the day before the Annual Meeting.  Your shares will be voted as you indicate.  If you return your proxy card but you do not indicate your voting preferences, the Proxies will vote your shares FOR items 1 and 2.

If your shares are held in street name, you should follow the voting directions provided by your bank or broker.  You may complete and mail a voting instruction card to your bank or broker or, in most cases, submit voting instructions by the Internet or telephone to your bank or broker.  If you provide specific voting instructions by mail, the Internet or telephone, your shares should be voted by your bank or broker as you have directed.

We will distribute written ballots at the Annual Meeting to any stockholder who wants to vote.  If you hold your shares in street name, you must request a legal proxy from your broker to vote at the Annual Meeting.

Can I change my vote?

Yes.  If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

•  Entering a new vote by Internet or telephone;

•  Returning a later-dated proxy card;

•  Sending written notice of revocation to Michael A. Norona, Executive Vice President, Chief Financial Officer and Secretary, at the Company’s address of record, which is 5008 Airport Road, Roanoke, VA 24012; or

•  Completing a written ballot at the Annual Meeting.

If your shares are held in street name, you must follow the specific directions provided to you by your bank or broker to change or revoke any instructions you have already provided to your bank or broker.

Is my vote confidential?

It is the policy of the Company that all proxies, ballots, and vote tabulations that identify the vote of a stockholder will be kept confidential from the Company, its directors, officers, and employees until after the final vote is tabulated and announced, except in limited circumstances including any contested solicitation of proxies, when required to meet a legal requirement, to defend a claim against the Company or to assert a claim by the Company, and when written comments by a stockholder appear on a proxy card or other voting material.

How are votes counted?

Votes are counted by inspectors of election designated by the corporate secretary.

Who pays for soliciting proxies?

The Company will pay for the cost of preparing, assembling, printing and mailing this proxy statement and the accompanying form of proxy to our stockholders, as well as the cost of soliciting proxies relating to the meeting. We may request banks and brokers to solicit their customers, on whose behalf such banks and brokers hold our common stock in street name.  We will reimburse these banks and brokers for their reasonable out-of-pocket expenses for these solicitations.  Our officers, directors and employees may supplement these solicitations of proxies by telephone, facsimile, e-mail and personal solicitation.  We will pay no additional compensation to our officers, directors or employees for these activities.

What is the quorum requirement of the Annual Meeting?

A majority of the outstanding shares on the Record Date, represented in person or by proxy at the Annual Meeting, constitutes a quorum for voting on items at the Annual Meeting.  If you vote, your shares will be part of the quorum.  Abstentions, including those recorded by brokers holding their customers’ shares, will be counted in determining the quorum.  On the Record Date, there were 94,806,781 shares outstanding and 963 stockholders of record.  A majority of common stock, or 47,403,391 shares, will constitute a quorum.

What are broker non-votes?

Broker non-votes occur when holders of record, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial owners at least ten days before the Annual Meeting.

If that happens, the bank or broker may vote those shares only on matters deemed “routine” by the New York Stock Exchange.  On non-routine matters, a bank or broker cannot vote without instructions from the beneficial owner, resulting in a so-called “broker non-vote.”  Broker non-votes will not affect the outcome of the matters being voted on at the Annual Meeting, assuming that a quorum is obtained.

What vote is required to approve each proposal?

Item 1.  For the election of directors, the eight nominees receiving the highest number of “FOR” votes will be elected.

Item 2.  Ratification of our independent registered public accounting firm requires the approving vote of a majority of the votes cast on this proposal by the holders of shares of our common stock who are present, or represented, and entitled to vote at the annual meeting.  Abstentions count as votes cast and have the effect of a vote against the proposal.

Who can attend the Annual Meeting?

All Advance Auto Parts stockholders as of the close of business on the Record Date may attend.

What do I need to do to attend the Annual Meeting?

If you are a stockholder of record, your proxy card is your admission ticket to the Annual Meeting.  If you own shares in street name, you will need to ask your broker or bank for an admission ticket in the form of a legal proxy.  You will need to bring the legal proxy with you to the Annual Meeting.  If you do not receive the legal proxy in time, bring your most recent brokerage statement with you to the Annual Meeting.  We can use your statement to verify your ownership of our common stock and admit you to the Annual Meeting; however, you will not be able to vote your shares at the Annual Meeting without a legal proxy.

What does it mean if I get more than one proxy card?

It means you own shares in more than one account.  You should vote the shares on each of your proxy cards.

How can I consolidate multiple accounts registered in variations of the same name?

If you have multiple accounts, we encourage you to consolidate your accounts by having all your shares registered in exactly the same name and address.  You may do this by contacting our transfer agent, BNY Mellon Shareowner Services, toll-free at (866) 865-6327 or at P.O. Box 358015, Pittsburgh, PA 15252-8015, Attention: Shareholder Correspondence.

I own my shares indirectly through my broker, bank, or other nominee, and I receive multiple copies of the annual report, proxy statement, and other mailings because more than one person in my household is a beneficial owner.  How can I change the number of copies of these mailings that are sent to my household?

If you and other members of your household are beneficial owners, you may eliminate this duplication of mailings by contacting your broker, bank, or other nominee.  Duplicate mailings in most cases are wasteful for us and inconvenient for you, and we encourage you to eliminate them whenever you can.  If you have eliminated duplicate mailings, but for any reason would like to resume them, you must contact your broker, bank, or other nominee.

I own my shares directly as a registered owner of Company stock and so do other members of my family living in my household.  How can I change the number of copies of the annual report and proxy statement being delivered to my household?

Family members living in the same household generally receive only one copy per household of the annual report, proxy statement, and most other mailings.  The only item which is separately mailed for each registered stockholder or account is a proxy card.  If you wish to start receiving separate copies in your name, apart from others in your household, you must contact BNY Mellon Shareowner Services toll-free at (866) 865-6327 or at P.O. Box 358015, Pittsburgh, PA 15252-8015, Attention: Shareholder Correspondence, and request that action.  Within 30 days after your request is received we will start sending you separate mailings.  If, for any reason, you and members of your household are receiving multiple copies and you want to eliminate the duplications, please also contact BNY Mellon Shareowner Services and request that action.  That request must be made by each person in the household entitled to receive the materials.

Multiple stockholders live in my household and together we received only one copy of this year’s annual report and proxy statement.  How can I obtain my own separate copy of those documents for the Annual Meeting in May?

You may pick up copies in person at the Annual Meeting or download them from our Internet web site, www.AdvanceAutoParts.com (click on the homepage link to Annual Meeting materials).  If you want copies mailed to you and are a beneficial owner, you must request them from your broker, bank, or other nominee.  If you want copies mailed and are a stockholder of record, we will mail them promptly if you request them from our corporate office by phone at (540) 561-8490 or by mail to 5008 Airport Road, Roanoke, VA 24102, Attention: Investor Relations.  We cannot guarantee you will receive mailed copies before the Annual Meeting.

Where can I find the voting results of the Annual Meeting?

We plan to announce preliminary voting results at the Annual Meeting and publish final results in our Report on Form 10-Q for the second quarter of 2008.

What is the deadline for consideration of shareholder proposals for the 2009 Annual Meeting?

A stockholder who wants to present a proposal at the 2009 annual meeting and have it included in our proxy statement for that meeting must submit the proposal in writing at our offices at 5008 Airport Road, Roanoke, Virginia 24012, Attention: Corporate Secretary, on or before December 10, 2008.  Applicable SEC rules and regulations govern the submission of stockholder proposals and our consideration of them for inclusion in next year’s proxy statement.

A stockholder who wants to present a proposal at the 2009 annual meeting (but not to include the proposal in our proxy statement) or to nominate a person for election as a director must comply with the requirements set forth in our by-laws.  Our by-laws require, among other things, that our corporate secretary receive written notice from the record holder of intent to present such proposal or nomination no less than 45 days and no more than 75 days prior to the anniversary of the date on which we first mailed the proxy materials for the preceding year’s annual meeting.  Therefore, we must receive notice of such proposal no earlier than January 24, 2009, and no later than February 23, 2009.  The notice must contain the information required by our by-laws.  You may obtain a print copy of our by-laws upon request from our corporate secretary at Advance Auto Parts, 5008 Airport Road, Roanoke, Virginia 24012.  Our by-laws are also available on our web site at www.AdvanceAutoParts.com.  Management may vote proxies in its discretion on any matter at the 2009 annual meeting if we do not receive notice of the matter within the time frame described in this paragraph.  In addition our Chair or any other person presiding at the meeting may exclude any matter that is not properly presented in accordance with these requirements.

How can I find the Company’s proxy materials and annual report on the Internet?

This proxy statement and the 2007 annual report to shareholders are available on our Internet web site at www.AdvanceAutoParts.com.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At the meeting, you will elect eight members of our Board to serve until our 2009 annual meeting of stockholders and until their respective successors are elected and qualified.  Our Board has nominated John C. Brouillard, Lawrence P. Castellani, Darren R. Jackson, Nicholas J. LaHowchic, William S. Oglesby, Gilbert T. Ray, Carlos A. Saladrigas, and Francesca M. Spinelli for election as directors.  All of the nominees are current members of our Board.  Each nominee has consented to being named in this proxy statement as a nominee and has agreed to serve as a director if elected.  None of the nominees to our Board has any family relationship with any other nominee or with any of our executive officers.  Mr. William L. Salter, who is a current director, is retiring from the Board at the end of his current term and is not standing for re-election.

The persons named as proxies in the accompanying form of proxy have advised us that at the meeting, unless otherwise directed, they intend to vote the shares covered by the proxies FOR the election of the nominees named above.  If one or more of the nominees are unable to serve, or for good cause will not serve, the persons named as proxies may vote for the election of any substitute nominees that our Board may propose.  The persons named as proxies may not vote for a greater number of persons than the number of nominees named above.

 Nominees for Election to Our Board

The following table provides information about our nominees for director as of the Record Date, March 24, 2008.

Name	Age	Position
John C. Brouillard(1)	59	Chair
Lawrence P. Castellani(3)	62	Director
Darren R. Jackson	43	Director, President and Chief Executive Officer
Nicholas J. LaHowchic(1)(3)	60	Director
William S. Oglesby(3)(4)	48	Director
Gilbert T. Ray(2)(4)	63	Director
Carlos A. Saladrigas(1)	59	Director
Francesca M. Spinelli(2)	54	Director
_______________
(1)     Member of Audit Committee
(2)     Member of Compensation Committee
(3)     Member of Finance Committee
(4)     Member of Nominating and Corporate Governance Committee

Mr. Brouillard, Chair, became a member of our Board in May 2004 and was appointed Lead Director on February 14, 2007.  Mr. Brouillard served as the interim Chair, President and Chief Executive Officer of the Company from May 2007 until January 7, 2008, when he became the non-executive Chair of the Board.  Mr. Brouillard retired as Chief Administrative and Financial Officer of H.E. Butt Grocery Company in June 2005, a position that he had held since February 1991.  From 1977 to 1991, Mr. Brouillard held various positions with Hills Department Stores, including serving as President of that company.  Mr. Brouillard serves as a director of Eddie Bauer Holdings, Inc.

Mr. Castellani, Director, became a member of our Board in February 2000.  Mr. Castellani is the former Chairman of the Board and retired Chief Executive Officer of Advance Auto Parts, Inc.  He served as our Chairman from February 2003 until May 2006 and as our Chief Executive Officer from February 2000 to May 2005.  Prior to joining us, Mr. Castellani served as President and Chief Executive Officer of Ahold Support Services in Latin America (a division of Royal Ahold, a supermarket company) from February 1998 to February 2000.  Prior to that, Mr. Castellani was President and Chief Executive Officer of Tops Friendly Markets, a supermarket chain headquartered in Buffalo, New York.  Mr. Castellani serves as a director of hhgregg, Inc., an electronics and appliances retailer, and as an affiliate executive with the Freeman Spogli & Co. private equity firm.

Mr. Jackson, Director, President and Chief Executive Officer, became a member of our Board in July 2004.  Mr. Jackson became the President and Chief Executive Officer on January 7, 2008.  Prior to joining us, Mr. Jackson served in various executive positions with Best Buy Co., Inc., a specialty retailer of consumer electronics, office products, appliances and software, from July 2007 to December 2007, ultimately as Executive Vice President of Customer Operating Groups.  He joined Best Buy in 2000 and was appointed its Executive Vice President-Finance and Chief Financial Officer in February of 2001.  Prior to 2000, he served as Vice President and Chief Financial Officer of Nordstrom, Inc., Full-line Stores, a fashion specialty retailer, and held various senior positions including Chief Financial Officer of Carson Pirie Scott & Company.  He began his career at KPMG.  Mr. Jackson serves as Vice Chairman of the Marquette University board and as a director of Cristo Rey Network.

Mr. LaHowchic, Director, became a member of our Board in May 2006.  Mr. LaHowchic is the retired President & CEO of Limited Logistics Services, Inc., which provides supply chain, compliance and procurement services to Limited Brands, Inc. and other retailers.  He held this position from October 1997 to February 2007.  Mr. LaHowchic is also the retired Executive Vice President of Limited Brands, Inc., a retail consumer packaged goods company.  He held that position from April 2004 to February 2007.  Prior to October 1997, he served as President of Becton Dickinson Supply Chain Services, a medical technology company.  Mr. LaHowchic serves as a director of Express Scripts, Inc.

Mr. Oglesby, Director, became a member of our Board in December 2004.  Mr. Oglesby is currently Senior Managing Director for The Blackstone Group, L.P., a global investment and advisory firm, and has held this position since April 2004.  Mr. Oglesby has over 25 years of investment experience as a result of holding managing director positions with Credit Suisse First Boston; Donaldson Lufkin & Jenrette; and Kidder, Peabody & Co.

Mr. Ray, Director, became a member of our Board in December 2002.  Mr. Ray was a partner of the law firm of O’Melveny & Myers LLP until his retirement in February 2000. Mr. Ray is a member of the boards of Watson Wyatt Worldwide, Inc.; IHOP Corp.; Automobile Club of Southern California; Sierra Monolithics, Inc.; and Diamond Rock Hospitality Company.  Mr. Ray is also a trustee of SunAmerica Series Trust; Seasons Series Trust; and The John Randolph Haynes and Dora Haynes Foundation.

Mr. Saladrigas, Director, became a member of our Board in May 2003.  Mr. Saladrigas has been the Vice Chairman of Premier American Bank in Miami, Florida since June 2007.  From September 2001 until June 2007, he served as the Chairman of Premier American Bank.  From November 1984 to May 2002, he was the Chief Executive Officer of ADP TotalSource (previously The Vincam Group, Inc.), a human resources outsourcing company that provides human resource functions to small and mid-sized businesses.  Mr. Saladrigas serves as a director of Progress Energy, Inc.; Carolina Power & Light Company; and Florida Progress Corporation.

Ms. Spinelli, Director, became a member of our Board in November 2002.  Ms. Spinelli has been the Senior Vice President, People for PetSmart, Inc., a retail supplier of pet products and services, since September 2003.  Previously, Ms. Spinelli served as the Senior Vice President of People for RadioShack Corporation, an electronics retailer, a position she held from December 1999 to June 2003.  From July 1998 to December 1999, she served as Vice President of People for RadioShack Corporation.  From February 1997 to July 1998, Ms. Spinelli served as Corporate Vice President of Organizational Development for Wal-Mart Stores, Inc.  From March 1993 to February 1997, Ms. Spinelli served as Vice President of Human Resources for McLane Company, Inc., a former division of Wal-Mart Stores, Inc.

OUR BOARD OF DIRECTORS RECOMMENDS
A VOTE FOR EACH OF OUR BOARD’S NOMINEES.

CORPORATE GOVERNANCE

 Guidelines on Significant Governance Issues

The responsibility of our Board is to review, approve and regularly monitor the effectiveness of our fundamental operating, financial and other business plans, policies and decisions, including the execution of our strategies and objectives. Accordingly, our Board has adopted guidelines on the following significant governance issues:

●	the structure of our Board, including, among other things, the size, mix of independent and non-independent members, membership criteria, term of service, compensation and assessment of performance of our Board;
●	Board procedural matters, including, among other things, selection of the chair of the Board, Board meetings, Board communications, retention of counsel and advisors and our expectations regarding the performance of our directors;
●	committee matters, including, among other things, the types of committees, charters of committees, independence of committee members, chairs of committees, service of committee members, committee agendas and committee minutes and reports;
●	chief executive officer evaluation, management development and succession planning;
●	codes of conduct; and
●	other matters, including charitable contributions, use of the corporate airplane, auditor services, Board access to management and interaction with third parties, directors and officers insurance and the indemnification/limitation of liability of directors, our policy prohibiting Company loans to the Company’s executive officers and directors, and confidential stockholder voting.

A complete copy of our guidelines on significant governance issues is available on our web site at www.AdvanceAutoParts.com or you may obtain a print copy by request to our corporate secretary at 5008 Airport Road, Roanoke, Virginia  24012.

 Director Independence

Our Board, after consultation with and the recommendation of the Nominating and Corporate Governance Committee, determined that Messrs. Brouillard, LaHowchic, Oglesby, Ray, Saladrigas and Ms. Spinelli are each “independent” directors under the listing standards of the NYSE, because each of these directors: (1) has no material relationship with us or our subsidiaries, either directly or indirectly as a partner, shareholder or officer of an organization that has a relationship with us or our subsidiaries and (2) satisfies the “bright line independence” criteria set forth in Section 303A.02(b) of the NYSE’s listing standards.  In addition, based on such standards, the Board determined that: (1) Mr. Castellani is not independent because he has served as an executive officer of the company within the past three years; and (2) Mr. Jackson is not independent because he is our President and Chief Executive Officer.   The Board made this determination after assessing the issue of materiality of any relationship not merely from the standpoint of each director or nominee, but also from that of persons or organizations with which the director or nominee may have an affiliation, based upon all facts and circumstances known to the Board, including, among other things, a review of questionnaires submitted by these directors and a review of a recent resume or biography of each director.  In addition, in determining the independence of one nominee, the Board considered an agreement between the Company and the nominee’s employer to provide advisory services to the Company with respect to strategy options.  No fees and approximately $20,000 in expense reimbursements have been paid pursuant to the agreement, and the engagement has expired.

Our Board reviews each director’s status under this definition annually with the assistance of the Nominating and Corporate Governance Committee.  Each director is required to keep the Nominating and Corporate Governance Committee fully and promptly informed as to any developments that might affect his or her independence.

 Meetings of Non-Management Directors

During 2007, the non-management directors on our Board met a total of seven times.  In addition, the independent directors met separately one time during 2007.   The lead director, who was Mr. Salter until February 2007 and Mr. Brouillard from February 2007 until May 2007, presided at these meetings until May 7, 2007.   During the remainder of 2007, these meetings were presided over by the independent directors who served as committee chairs during that time period.  For 2008, our non-management directors are scheduled to meet separately in conjunction with each of the five scheduled meetings of the Board.  Mr. Brouillard, who became the non-executive Chair of the Board on January 7, 2008, is expected to preside over these meetings during 2008.

Stockholder and Interested Party Communications with our Board

Communications with our Board Generally.  Stockholders who desire to communicate with our Board, or with a specific director, including on an anonymous or confidential basis, may do so by delivering a written communication to our Board, c/o Advance Auto Parts, Inc., 5008 Airport Road, Roanoke, Virginia 24012, Attention: General Counsel.  The general counsel will not edit or modify any such communication received and will forward each such communication to the appropriate director or directors, as specified in the communication.  If the envelope containing a communication that a stockholder wishes to be confidential is conspicuously marked “Confidential,” the general counsel will not open the communication.  Communications will be forwarded by the general counsel to our Board or any specified directors on a bi-monthly basis.  The general counsel will ensure the timely delivery of time sensitive communications to the extent such communication indicates time sensitivity.  In addition, we have a policy that each of our directors should make every reasonable effort to attend each annual meeting of stockholders.  All of our current directors were in attendance at our 2007 annual meeting of stockholders.

Interested Party Communications with our Independent Directors, our Non-Management Directors or our Board Chair.  Any interested party, including stockholders, who desires to communicate directly with one or more of the independent directors, our non-management directors as a group, or our Board Chair, including on an anonymous or confidential basis, may do so by delivering a written communication to the independent directors, the non-management directors as a group or to our Board Chair, c/o Advance Auto Parts, Inc., 5008 Airport Road, Roanoke, Virginia  24012, Attention: General Counsel.  The general counsel will not open any such communication received and will forward each such communication to the appropriate individual director or group of directors, as specified in the communication.  Such communications will not be disclosed to the non-independent or non-management members of our Board or management unless so instructed by the independent or non-management directors.  Communications will be forwarded by the general counsel on a bi-monthly basis.  The general counsel will ensure the timely delivery of time sensitive communications to the extent such communication indicates time sensitivity.

Nominations for Directors

  Identifying Director Candidates.  The Nominating and Corporate Governance Committee is responsible for leading the search for and evaluating qualified individuals to become nominees for election as directors.  The Committee is authorized to retain a search firm to assist in identifying, screening and attracting director candidates.  During 2007 the Committee did not utilize the services of a search firm.  After a director candidate has been identified, the Committee evaluates each candidate for director within the context of the needs of the Board in its composition as a whole.  The Committee considers such factors as the candidate’s business experience, skills, independence, judgment and ability and willingness to commit sufficient time and attention to the activities of the Board.  At a minimum, committee-recommended candidates for nomination must possess the highest personal and professional ethics, integrity and values, and commit to representing the long-term interests of our stockholders.

Stockholder Recommendations for Director Candidates.  The Nominating and Corporate Governance Committee will consider stockholder suggestions for nominees for directors.  Any stockholder who desires to recommend a director candidate must submit the recommendation in writing and follow the procedures set forth in our by-laws.  The by-laws require that a stockholder’s nomination be received by the corporate secretary not less than 45 days or more than 75 days prior to the first anniversary date of the mailing of our proxy materials for the preceding year’s annual meeting.  The notice should include the following information about the proposed nominee: name, age, business and residence address, principal occupation or employment, the number of shares of Company stock owned by the nominee, and other information required by the SEC’s regulations.  In addition, the stockholder providing the notice should provide his or her name and address as they appear on the Company’s books and the number of shares that are beneficially owned by the stockholder.  The Committee does not evaluate any candidate for nomination as a director any differently solely because the candidate was recommended by a stockholder.  You may obtain a copy of our by-laws by requesting a copy from our corporate secretary at Advance Auto Parts, Inc., 5008 Airport Road, Roanoke, Virginia  24012.  Our by-laws also are available on our web site at www.AdvanceAutoParts.com.

 Code of Ethics and Business Conduct

We expect and require all of our employees, who we refer to as our Team Members, our officers and our directors, and any parties with whom we do business to conduct themselves in accordance with the highest ethical standards.

Accordingly, we have adopted a code of ethics and business conduct, which outlines our commitment to, and expectations for, honest and ethical conduct by all of these persons and parties in their business dealings.  A complete copy of the code of ethics and business conduct is available on our web site at www.AdvanceAutoParts.com or you may obtain a print copy by request to our corporate secretary at 5008 Airport Road, Roanoke, Virginia  24012.

 Code of Ethics for Finance Professionals

We also have adopted a code of ethics for finance professionals to promote and provide for ethical conduct by our finance professionals, as well as for full, fair and accurate financial management and reporting.  Our finance professionals include our chief executive officer, chief financial officer, controller and any other person performing similar functions.  We expect all of these finance professionals to act in accordance with the highest standards of professional integrity, to provide full and accurate disclosure in reports and other documents filed with the U.S. Securities and Exchange Commission (“SEC”) and other regulators or in any public communications, to comply with all applicable laws, rules and regulations, and to deter wrongdoing.  Our code of ethics for finance professionals is intended to supplement our code of ethics and business conduct.  A complete copy of the code of ethics for finance professionals is available on our web site at www.AdvanceAutoParts.com or you may obtain a print copy by request to our corporate secretary at 5008 Airport Road, Roanoke, Virginia  24012.

Related Party Transactions

On an annual basis, each director and executive officer is obligated to complete a Director and Officer Questionnaire which requires disclosure of any transactions with the Company in which the director or executive officer, or any member of his or her immediate family, has a direct or indirect material interest.  Pursuant to our code of ethics and business conduct, officers and directors are required to disclose to the Chair of the Nominating and Corporate Governance Committee of the Board or to our general counsel any transactions or relationship that may create an actual or perceived conflict of interest.

Mr. Ricardo S. Coro, Senior Vice President, Information Technology, and Mr. Clarence R. Martin, Jr., former Senior Vice President, Supply Chain, served as executive officers of the Company for a portion of fiscal year 2007.  Mr. Coro’s base salary of $293,800 and Mr. Martin’s base salary of $275,000 were approved by management.  Their annual and long-term incentive compensation was approved by the Board’s independent Compensation Committee.

For fiscal year 2008, all compensation for all executive officers of the Company has been approved by the Board’s independent Compensation Committee.

Mr. Freeland, who became the Company’s Executive Vice President, Supply Chain and Information Technology in February 2008, was formerly the President of Optimal Advantage, a consulting firm that he founded.   During 2007, prior to Mr. Freeland becoming an executive officer, the Company retained Optimal Advantage to perform consulting services at a cost of $500,000.  Mr. Freeland divested his interest in Optimal Advantage prior to becoming an executive officer of the Company; however, as part of the terms of his employment offer approved by the Compensation Committee, the Company agreed to provide assistance with Mr. Freeland’s business lease obligation up to a maximum of $350,000, which must be repaid by Mr. Freeland if he leaves the Company within one year.  In addition, in order to assist Mr. Freeland to transition his business, the Company agreed to utilize the consulting services of Optimal Advantage for at least three months.

MEETINGS AND COMMITTEES OF THE BOARD

The Board

Each director is expected to make every reasonable effort to attend each meeting of the Board and any Committee of which the director is a member and to be reasonably available to management and the other directors between meetings.  Our Board met 11 times during 2007.  Each director attended 75 percent or more of the total number of meetings of the Board and meetings of the committees of the Board on which he or she served.

Committees of the Board

We currently have an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each of which is comprised of independent directors in accordance with the listing standards of the New York Stock Exchange (“NYSE”).  In addition, we have a Finance Committee.  The following table sets forth the names of each current committee member, the primary responsibilities of each committee and the number of times each committee met in 2007:

Name of Committee and Members	Primary Responsibilities	# of Meetings in 2007
Audit Carlos A. Saladrigas (Chair) John C. Brouillard Nicholas J. LaHowchic	• monitors the integrity of our financial statements, reporting processes, internal controls, risk management and legal and regulatory compliance; • selects, determines the compensation of, evaluates and, when appropriate, replaces our independent registered public accounting firm; pre-approves all audit and permitted non-audit services; • monitors the qualifications, independence and performance of our independent registered public accounting firm; and • oversees our internal audit function.	9
Compensation Francesca M. Spinelli (Chair) Gilbert T. Ray William L. Salter	• reviews and approves our executive compensation philosophy; • annually reviews and approves corporate goals and objectives relevant to the compensation of the CEO and evaluates the CEO’s performance in light of these goals; • determines the compensation of our executive officers and approves compensation for key members of management; and • oversees our incentive and equity-based compensation plans.	9
Finance William S. Oglesby (Chair) Lawrence P. Castellani Nicholas J. LaHowchic	• reviews and makes recommendations to the Board regarding our financial policies, including investment guidelines, deployment of capital and short-term and long-term financing; • reviews credit metrics, including debt ratios, levels and leverage ratios; • reviews all aspects of financial planning, strategic planning, cash uses and our expansion program; and • reviews and recommends the annual budget to the Board.	8

Nominating and Corporate Governance Gilbert T. Ray (Chair) William S. Oglesby William L. Salter	• assists the Board in identifying, evaluating and recommending candidates for election to the Board; • establishes procedures and provides oversight for evaluating the Board and management; • develops, recommends and reassesses our corporate governance guidelines; and • evaluates the size, structure and composition of the Board and its committees.	4

Our Board has adopted written charters for each committee setting forth the roles and responsibilities of each committee.  Each of the charters is available on our web site at www.AdvanceAutoParts.com.  In addition, you may obtain a print copy of each charter by request to our corporate secretary at 5008 Airport Road, Roanoke, Virginia  24012.

 Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves on the compensation committee of any other company or board of directors of any other company of which any member of our Compensation Committee or Board is an executive officer.

COMPENSATION COMMITTEE REPORT

Our Committee is comprised entirely of three independent directors who meet independence, experience and other qualification requirements of the NYSE listing standards, and the rules and regulations of the SEC.  Our Committee chair is Ms. Spinelli.  The Compensation Committee operates under a written charter adopted by the Board.  Our charter can be viewed on our web site at www.AdvanceAutoParts.com, under the investor relations section.

We have relied on management’s representation that the compensation discussion and analysis presented in this proxy statement has been prepared with integrity and objectivity in conformity with SEC regulations.  Based upon our discussion with management, we recommended to the Board that the compensation discussion and analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Francesca M. Spinelli (Chair)
Gilbert T. Ray
William L. Salter

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

In this section, we provide you with an overview and analysis of our compensation program and policies, the material compensation decisions we have made during 2007 under those programs and policies, and the material factors considered in making those decisions.  Later in this proxy statement under the heading “Additional Information Regarding Executive Compensation” you will find a series of tables containing specific information about compensation earned in 2007.

Compensation Decision Roles

The Compensation Committee of the Board (“Committee”) approves all compensation for our named executive officers and authorizes all equity awards under the 2004 Advance Auto Parts Long-Term Incentive Plan.  Decisions regarding non-equity compensation of other employees are made by management.  The Chief Executive Officer annually reviews the performance of each named executive officer and other selected officers and makes recommendations with respect to salary adjustments and  incentive amounts to the Committee.  The Chief Executive Officer’s performance is reviewed annually by the Committee.  The Committee has final approval on the determination of compensation recommendations for executives.  Management is responsible for developing and maintaining an effective compensation program throughout the Company and preparing documents required for compliance with applicable United States law.

Compensation Philosophy and Objectives

Compensation provided to executive officers of the Company is intended to be closely linked with the performance of the Company.  Our compensation programs are designed to ensure that:

●	compensation is linked to annual and long-term Company performance goals that are structured to align the interests of executive officers with those of the Company’s stockholders;
●	a significant portion of total compensation is stock-based, thereby further aligning the interests of executive officers and Company stockholders; and
●	compensation is competitively positioned with compensation levels at comparable retail competitors so the Company can attract, retain and motivate superior management talent essential to the Company’s long-term success.

Setting Executive Compensation

Based on the foregoing objectives, the Committee has structured the Company’s annual and long-term incentives to motivate executives to achieve the business goals set by the Company and reward the executives for achieving such goals.  For the past three years, the Committee has engaged Hay Group, an independent consulting firm, to conduct an annual review of the total compensation program and to provide relevant market data and alternatives for the Committee to consider when making compensation decisions for our named executive officers, as well as for other key executives.   The Committee has engaged Frederic W. Cook & Co., Inc., an independent consulting firm, to serve as its independent compensation consulting firm commencing in fiscal year 2008.

The Committee considered compensation data provided by Hay Group based on its 2007 National Retail Industry database as one component of its decisions for executives’ compensation in 2007.  Hay Group collected data from a broad group of over ninety retail companies with which we compete for key management and executive talent.  After adjusting the data using standard statistical methods based on revenue to make the information more comparable for the review, Hay Group provided this retail compensation data to the Committee in a summary form.  Due to the number of companies comprising the retail compensation data provided by Hay Group, the manner in which these data have been adjusted, and the additional factors taken into consideration in determining the compensation for each executive, we believe describing the retail compensation data in more general terms better serves our investors’ understanding of our compensation policies than listing the more than ninety companies in the database.

Information from the retail compensation data described above provides compensation data regarding base salary, annual incentives, and long-term incentives for the Committee to consider as it makes decisions about executive compensation each year.  The Committee also considers the Company’s relative performance compared with an established group of peer companies in the retail industry.  The sixteen companies that comprised our peer group for 2007 were selected based on their similarity to the Company on the basis of several factors, including sales, store and employee count, and overall market value.  The 2007 peer group is essentially unchanged from the prior year other than two companies that were removed due to a change of ownership.  Half of the peer group companies listed below are included in the retail compensation data provided by Hay Group.  The companies comprising our 2007 peer group are:

AutoZone	Barnes & Noble	Bed Bath & Beyond	Borders Group
Circuit City	CSK Auto	Dollar Tree	Foot Locker
Genuine Parts	Longs Drug Stores	O’Reilly Automotive	Collective Brands
The Pep Boys	PetSmart	RadioShack	Williams-Sonoma

We intend to set total direct compensation levels, defined as the combined value of annual and long-term compensation, based on the Company’s relative performance compared to this peer group.  Our overall total direct compensation level is determined based on our annual earnings per share growth over a three-year period.  To calculate the level of total direct compensation, the annual earnings per share growth for the most recent year has a weight of 50 percent, and the two prior years’ performance are each weighted 25 percent.  When our annual earnings per share growth performance is at the median of our peer group, our total direct compensation levels should be roughly equivalent to the median total direct compensation level for the retail compensation data.  When performance is below median of the peer group, total direct compensation levels are targeted to be below the median total direct compensation level for the retail compensation data.  Total direct compensation levels will approach the seventy-fifth percentile of the retail compensation data when we achieve top quartile results based on our earnings per share growth performance compared with our peer group.

Executive Compensation Components

The principal components of the Company’s compensation for executive officers are:

●	base salary, which is intended to compensate executives for their primary responsibilities and individual contributions;
●	performance-based incentives, which are intended to link annual compensation and short-term performance;
●	long-term equity incentives, which are intended to link long-term compensation with stockholder value over the long-term; and
●	retirement savings and other compensation.

Although there is no pre-established policy or target for the allocation between specific compensation components, long-term equity compensation opportunity generally represents at least 50 percent of total direct compensation which reflects our intent to align executive and stockholder interests.

Base Salary

Executives’ base salaries are reviewed annually as part of the Company’s performance review process.  During its review of base salaries for executives, the Committee considers the executive’s individual performance, experience, and responsibilities compared with the retail compensation data provided by Hay Group, as well as the executive’s pay relative to other Company executives.  The Committee has determined that in order to enable the Company to attract and retain executive talent important to the Company’s long-term growth, the compensation strategy should aim to position base salaries at a level approaching the median of the retail compensation data described in the “Setting Executive Compensation” section above.  All executives have individual goals established near the beginning of the fiscal year.  The executive’s annual goals include specific goals related to Company initiatives for improving our operations and are intended to drive our Company’s business during the fiscal year as well as professional development goals.

The specific nature of the executive’s individual goals and measurement of success vary with the individual executive’s area of responsibility and may or may not be tied to a specific financial measure.  For instance, achieving a defined amount of savings from a business process review was included as an objective for one executive.  Another executive was responsible for successfully executing a key business strategy in the information technology group.  The Committee considers the chief executive officer’s most recent evaluation of an executive’s performance as compared to the executive’s individual goals along with the executive’s scope of responsibilities and the Company’s performance and reviews data from Hay Group in exercising its judgment regarding base salary decisions for each executive.  Thus, if the Company has performed well as measured against its strategic goals, but an individual executive has fallen short of achieving his individual performance goals, the Committee may exercise its judgment in maintaining the executive’s base salary level at a constant level from one year to the next or may approve a lower salary increase than would have been the case if the executive had achieved his individual performance goals.  Conversely, if the executive’s individual performance has been outstanding, he may receive a salary increase even when the Company’s performance may have fallen short.

Historically, the Company pursued an executive compensation strategy that relied on lower base salaries and higher annual and long-term incentive opportunities for executives as compared to the  retail compensation data .  Currently, base salary levels for the Company’s executives are between the twenty-fifth and fiftieth percentile of the retail compensation data described in the “Setting Executive Compensation” section.  The Committee has determined that in order to enable the Company to attract and retain executive talent important to the Company’s long-term growth, the compensation strategy should be adjusted over time to position base salaries at a level approaching the median of the retail compensation data.  As one step toward that goal, in 2006 the Committee increased the base salaries for our named executive officers and, with the exception of the chief executive officer, commensurately reduced their annual and long-term incentive opportunities.  This adjustment improved the competitive position of executives’ base salaries relative to the retail compensation data and positioned their bonus target opportunities at the median of the retail compensation data.  Our then chief executive officer’s salary and bonus target opportunity was not adjusted in the same manner because his salary and bonus target opportunity had been addressed at the time he became the chief executive officer in mid-2005.  There is no predetermined time line or plan for increases or further adjustments in base salary levels for executives.  Future decisions on executives’ base salaries will also depend on changes in the scope of the executive’s responsibilities and the executive’s successful execution of those responsibilities.

Annual Incentive Plan

Our annual incentive plan provides for the payment of cash bonuses based upon Company performance in relation to predetermined financial targets established near the beginning of the year.  We aim to establish incentive targets annually at industry median levels, with the opportunity for above median targets for correspondingly higher performance.  The overall incentive potential varies depending upon the executive’s position.  For 2007, our chief executive officer had an incentive target of 100 percent of base salary and other named executive officers had an incentive target of 60 percent of base salary.  Potential annual incentive payout ranges from zero to 200 percent of each executive officer’s annual incentive target.  The maximum payout would have required the Company to exceed all predetermined financial targets.  For additional information about the annual incentive plan, please refer to the “2007 Grants of Plan-Based Awards Table,” which shows the threshold, target and maximum incentive amounts payable under the plan for 2007, and the “Summary Compensation Table,” which shows the actual non-equity incentive plan compensation paid to executives for 2007 fiscal year performance.

The following financial performance measures were established for 2007 with relative weights based on their significance in driving stockholder value: 1) sales compared to budget level: 30 percent; 2) operating income compared to budget level: 30 percent; 3) specific achievement of operating income growth goals compared to prior year: 30 percent; and 4) inventory turns compared to budget level: 10 percent. Budgeted sales, operating income, and inventory turn targets are approved by the Board of Directors on an annual basis as part of the annual financial planning process.  These targets are determined by reviewing the Company’s historical performance and attempting to derive challenging, but attainable performance targets in light of market and competitive conditions.  The following table shows the annual incentive plan measures and payouts for 2006 and 2007:

Annual Incentive Plan Performance Goals and Results

		Target Performance Objectives
Performance			Target	Maximum	Actual	Actual
Measure	Weight	Threshold	(100% Payout)	(200% Payout)	Performance	Payout

2007
Sales	30%	96%	100%	104%	95.7%	0.0%
Operating Income	30%	90%	100%	110%	89.4%	0.0%
Operating Income Growth	30%	110%	110%	135%	103.2%	0.0%
Inventory Turns	10%	90%	100%	110%	95.9%	72.0%

2006
Sales	30%	96%	100%	104%	94.7%	0.0%
Operating Income	30%	90%	100%	110%	89.4%	0.0%
Operating Income Growth	30%	110%	115%	135%	98.7%	0.0%
Inventory Turns	10%	90%	100%	110%	96.2%	72.0%

The financial goals established within our annual budget process are intended to be challenging for our Company and our employees.  Performance against the budget and established incentive goals proved to be very difficult in a challenging retail market as demonstrated by the low level of annual incentive payments to our executives in fiscal years 2006 and 2007.  Annual incentive plan payouts to our executives over the past four years ranged from 7 percent to 95 percent of targets, averaging roughly 48 percent, which indicates the difficulty associated with achieving our annual incentive goals.

Long-Term Incentive Compensation

We include a long-term incentive compensation component to link executives’ compensation to the Company’s long-term financial success and provide our executive officers with performance incentives.   In 2007, we granted stock appreciation rights, or SARs, and restricted stock to our executive officers under the Advance Auto Parts Long-Term Incentive Plan, which was approved by stockholders in May 2004 and amended in 2007.  Long-term incentive guidelines are established for each executive level after first determining the appropriate level of total direct compensation based on individual and Company performance and analysis of comparable retail compensation data as described in the “Setting Executive Compensation” section of this proxy statement.

Total direct compensation is the sum of base salary, annual bonus opportunity and long-term incentive value.  After comparing the Company’s earnings-per-share performance to that of the peer group previously described in the “Setting Executive Compensation” section of this proxy statement, the Committee exercises its discretion to establish the appropriate total compensation level.  For example, earnings-per-share performance level at the fiftieth percentile of our peer group would result in a total direct compensation level at approximately the fiftieth percentile level of the retail compensation data. If the Company’s earnings per share performance is less, by comparison, than the median performance of its peer group, the amount of total direct compensation will be proportionately less.  After determining the appropriate total compensation level, the guideline for long-term incentive compensation for each executive level is determined at the discretion of the Committee by subtracting the average base and annual incentive target opportunity for each executive level from the level of total direct compensation.   As such, the value of the long-term incentive compensation award will increase or decrease based on the Company’s relative performance against the peer group and any resulting increase or decrease in total direct compensation.   The Committee periodically evaluates this strategy and intends in 2008 to ensure that it appropriately supports the Company’s emerging business strategies.

Individual executives’ long-term grants were determined based on the executive’s performance relative to the established long-term grant guidelines.  The Committee considered the executive’s most recent performance evaluation as more fully described in the “Base Salary” section of this proxy statement and other talent assessments to determine whether the amount of long-term incentives actually granted to each individual executive should be adjusted as compared to the option guideline level previously established for the executive.

Except for any SARs and restricted stock awarded as part of the compensation arrangement for a newly-hired executive officer, long-term incentive grants have been approved by the Committee at a meeting held one to two days prior to the public release of the Company’s periodic financial results.  The grant date for such long-term incentive awards is generally the third trading day on the New York Stock Exchange following the release of earnings.  Newly-hired or promoted executives are generally eligible to receive prorated long-term incentive grants shortly after their hire or promotion date based on the long-term grant guidelines approved by the Committee for the fiscal year.  Proration is based on the time from promotion or hire through the end of the fiscal year. Please refer to the “2007 Grants of Plan-Based Awards” and “Outstanding Equity Awards at 2007 Fiscal Year-End” tables for additional information about executives’ 2007 long-term incentive awards.

The Committee decides the type, mix and vesting schedule for each year’s awards based on the parameters of the long-term incentive plan and input and consideration of market trends presented by the Committee’s compensation consultant.  For 2007, the Committee decided to grant long-term incentive awards in the form of SARs and restricted stock.  The February 2007 long-term incentive awards were granted with 75 percent of the value in SARs and the remaining 25 percent in restricted stock.  The SARs were granted with an exercise price equal to the closing stock price on the grant date.  The SARs have a term of seven years and vest annually in equal thirds during the three years following grant, starting with the first anniversary of the grant, according to the terms of the SARs award certificate. The SARs will be settled in shares of Company stock at the time they are exercised. The amount of appreciation, calculated as the difference between the grant price and stock price at the time of exercise, will be settled through issuance of Company stock, with any fractional shares paid in cash by the Company.  The restricted stock awards do not vest until February 2010, but dividend and voting rights were granted as part of the restricted stock awards.

Retirement Savings Programs

Executives are eligible to participate in the Company’s 401(k) plan, along with other eligible employees of the Company, once they meet eligibility requirements.  Generally, executives’ ability to accumulate retirement savings through the Company’s 401(k) plan is limited due to Internal Revenue Service limitations with respect to highly compensated employees.  Consequently, the Company has established a non-qualified deferred compensation plan for named executive officers and certain other eligible executives.  Pursuant to the plan, eligible employees were able to defer up to 30 percent of their annual salary and up to ten percent of bonus earnings in 2007.  Earnings on deferrals depend on the investment funds selected by the executives, all of which are market-based.  The Company made no contributions and did not match executives’ deferrals into the non-qualified deferred compensation plan in 2007.  All compensation deferred under this plan is distributed in cash to the executive on a future date elected by the participating executive or upon termination of employment, whichever occurs first.

Executive officers and senior vice presidents of the Company may also voluntarily defer up to 50 percent of their base salary on a bi-weekly basis into the Company’s Deferred Stock Unit Plan.  Deferred earnings are converted into equivalent stock units of Company stock based on the closing stock price on the deferral date.  Prior to the beginning of the year in which the deferrals begin, eligible executives make irrevocable participation elections and designate future distribution dates for both the deferred compensation and deferred stock unit plans.  All deferred stock units, or DSUs, are settled in Company stock.

Specific information about named executive officers’ deferrals is presented in detail under the “2007 Non-qualified Deferred Compensation Table” contained in this proxy statement.

Other Compensation

The Company provides named executive officers and certain other executives taxable allowances that the Company and the Committee believe are reasonable and consistent with the objectives of the overall compensation program, and better enable the Company to attract and retain superior employees for key positions.  The Committee periodically reviews allowance levels for named executive officers.  Executives may apply their allowances toward personal automobile expenses, legal and financial planning, health club memberships, and personal supplemental disability or life insurance policies based on their individual needs.  Offering these allowances enables the Company to maintain a competitive total compensation package for executives.  Allowance reimbursement amounts for named executive officers are included in the “Summary Compensation Table” contained in this proxy statement.  Our named executive officers are also eligible for personal use of the Company airplane in accordance with the airplane use policy approved by the Committee.

Effective March 31, 2006, the Company entered into employment agreements with Messrs. Coppola, Klasing, Moore, Mueller, Murray, Wade and other selected officers.  The initial term of the agreements was one year, and the agreements extend from year-to-year unless terminated by the employee or the Company.  Upon termination of employment by the Company without cause or by the employee with good reason as defined in the employment agreement, the agreements contain severance provisions that provide for payment of one year of base salary payable in installments over a time period that ends at the earlier of one year or March 15 of the year following termination.    The agreements also provide for payment of the pro rata share of any bonus that is based upon the Company’s achievement of certain financial targets approved by our Board and earned by the affected executive officer prior to the termination of his employment as well as any unused vacation due to the employee prior to the termination of employment.  The executive officer has also agreed not to compete with the Company, to preserve our confidential information, not to recruit or employ our employees in other businesses and not to solicit our customers or suppliers for competitors during the term of the executive’s employment and for one year following termination of employment.  In the case of death, a lump sum amount equal to the executive’s annual salary shall be paid to his designated beneficiary or estate.  In the case of termination of employment due to disability as defined in the agreement, the executive will receive an amount equal to 30 percent of his base salary for a one-year period in addition to the benefits under our qualified group disability plan.  Executives are also granted a right to continue their medical benefits for one year at the same cost as active employees during the one-year period.  These agreements are intended to provide for a continuity of senior management.  Information regarding applicable payments under such agreements for the named executive officers is provided under the heading “Potential Payments Upon Termination or Change in Control Table” contained in this proxy statement.

Subsequent to the end of our 2007 fiscal year, the Company entered into an employment agreement with Mr. Jackson, who became the Company’s President and Chief Executive Officer effective January 7, 2008.  Mr. Jackson’s employment agreement provides for an initial three-year term, which will be automatically renewable for additional one-year terms unless terminated by either party.  Mr. Jackson’s initial base salary will be $800,000 per year.  Commencing with the Company’s 2008 fiscal year, he will be eligible for an annual performance-based cash bonus with a target of 1.5 times his then annual base salary, the metrics of which will be determined consistent with the metrics applied to other senior officers.  In addition, the Company will pay Mr. Jackson a one-time payment equal to the bonus for 2007 he would have earned under his former employer’s executive bonus plan up to a maximum of $975,000 (subject to a minimum of $650,000) to be payable at the time that the former employer’s bonuses for 2007 are paid, but in any event by June 30, 2008.  The agreement also provides that effective January 7, 2008, Mr. Jackson would receive equity grants under the Company’s 2004 Long-Term Incentive Plan (“2004 LTIP”) consisting of (a) 110,000 shares of restricted stock which will vest on the third anniversary of the effective date of the grant and (b) 225,000 SARs.  One fourth of the SARs were vested immediately with a one-year holding period before they may be exercised, and the remaining three fourths of the SARs will vest equally on the first, second and third anniversaries of the grant date.  In the event of death or “Disability” (as defined in the agreement), the grants of restricted stock and SARs will vest to the extent they have not already vested.  The exercise price of the SARs awarded to Mr. Jackson is $37.28, the closing price of the Company’s common stock on January 7, 2008.

If the Company terminates Mr. Jackson’s employment without “Cause” (as defined in the agreement) or if Mr. Jackson terminates his employment for “Good Reason” (as defined in the agreement) (other than following a Change of Control), he will be entitled to severance in an amount equal to one year of his base salary at the rate then in effect, plus an amount equal to his target bonus for such year.  In addition, the Company will pay his COBRA premium for continuation of health coverage, subject to Mr. Jackson’s signing a general release and complying with the non-competition and non-solicitation agreements described below.  If within twelve months after a “Change of Control” (as defined in the agreement) the Company terminates Mr. Jackson’s employment without Cause or Mr. Jackson terminates his employment for Good Reason, he will be entitled to a severance payment equal to two times his base salary at the rate then in effect, plus two times his target bonus, together with the other benefits and equity rights as specified in the preceding paragraph.  In the event of a Change in Control, Mr. Jackson will also be entitled to a tax gross-up payment intended to make him whole for excise taxes that may be imposed on the Change in Control payments.  Mr. Jackson will be subject to standard confidentiality and non-disparagement agreements during and following his employment as well as customary non-competition and non-solicitation covenants which will continue following the termination of his employment.

Subsequent to our 2007 fiscal year, the Committee approved the terms of an employment arrangement with Mr. Norona, effective with the commencement of his employment as the Company’s Executive Vice President, Chief

Financial Officer, and Secretary, on February 12, 2008.  Under the terms of his employment arrangement, Mr. Norona is entitled to receive an annual salary of $415,000 and is eligible for a performance-based cash bonus for fiscal year 2008 with a bonus target of 60 percent of base salary and an opportunity to earn up to 120 percent of base salary, to be determined consistent with the financial and other performance metrics applied to other senior officers.  In addition, the Company will pay Mr. Norona a one-time payment equal to the bonus for 2007 he would have earned under his former employer’s executive bonus plan and expected to be in the range of $150,000 to $180,000, to be paid on or about May 1, 2008.  Mr. Norona and his eligible dependents will be eligible to participate in all of the Company’s applicable benefit plans and programs pursuant to the terms of such programs.

On February 15, 2008, Mr. Norona received a special grant of 50,000 shares of restricted stock that will vest equally in one-third increments on the first, second and third anniversaries of the grant date and a special grant of 50,000 SARs, with an exercise price of $33.66, the closing price of the Company’s common stock on the date of grant.  One fourth of the SARs were vested immediately with a one-year holding period before they may be exercised, and the remaining three fourths of the SARs will vest equally on the first, second and third anniversaries of the grant date.  The special grants are made pursuant to the 2004 LTIP.  Effective February 19, 2008, Mr. Norona received equity grants under the Company’s 2004 LTIP valued at $750,000 on date of grant consisting of (a) 25 percent  of the value issued in the form of 5,547 shares of restricted stock that will vest annually in three equal installments commencing on the first anniversary of the grant date and (b) 75 percent of the value issued in the form of 63,561 SARs that will vest equally in one-third increments on the first, second and third anniversaries of the grant date.  The SARs were granted with an exercise price of $33.80, the closing price of the Company’s common stock on the date of grant.  Future equity grants will depend on job performance and the business performance of the Company.

As an executive officer of the Company, Mr. Norona will be offered, and he accepted the Company’s offer of employment subject to the execution of, an employment agreement, which is expected to provide that Mr. Norona will receive one year’s base pay and his target bonus amount if his employment is terminated by the Company without “Cause” (to be defined in the agreement) during the term of the agreement.  The remaining terms of the agreement are still under consideration by the Committee.

Ownership Guidelines

The Company has stock ownership guidelines which establish required levels of stock ownership by named executive officers and members of our Board.  These guidelines are designed to further strengthen and align Company leadership with stockholders’ interests and to enhance stockholder value over the long-term.  Details of these guidelines are included in the “Security Ownership” section of this proxy statement and are posted on the Company’s web site.

Tax Deductibility of Pay

We take into consideration the potential impact of Section 162(m) of the Internal Revenue Code, which disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year paid to the Company’s named executive officers other than compensation paid in accordance with a shareholder approved performance-based incentive plan.  All annual incentive plan payments to named executive officers for 2007 were made using performance measures established and certified by the Committee according to the Executive Incentive Plan approved by stockholders in 2007.  Annual incentive payments made prior to 2007 have been made according to a performance-based incentive plan that generally matched the provisions of the plan approved by shareholders in 2007.  We intend to structure compensation payments to meet the requirements of Section 162(m), other than restricted stock or restricted stock units which are not considered performance-based under 162(m) of the Tax Code and, as such, are generally not deductible by the Company.  However, the Committee retains the authority to award compensation which may not be fully deductible by the Company.  Shareholder approval of the 2004 Long-Term Incentive Plan permits us to exclude from the $1 million limit any performance-based compensation resulting from long-term incentives or other qualifying awards granted under the plan to our named executive officers.

ADDITIONAL INFORMATION REGARDING EXECUTIVE COMPENSATION

Summary Compensation Table

The following Summary Compensation Table provides the compensation earned for 2007 by our interim chief executive officer, chief executive officer prior to his departure in May 2007, principal financial officer and the other three most highly compensated executive officers as of the end of our last completed fiscal year.  Compensation data is also provided for Mr. Mueller, a person who would otherwise be among the three most highly compensated executive officers had he not left the Company before the end of 2007.

Name and Principal Position	Year	Salary ($)	Stock Awards (a) ($)	Option Awards (b) ($)	Non-Equity Incentive Plan Compensation (c) ($)	All Other Compensation (d) (e) (f) (g) (h) (i) ($)	Total ($)

John C. Brouillard	2007	$ 784,625	$ 68,706	$ 100,421	$ -	$ 973	$ 954,725
Non-Executive Chair (j)	2006	-	-	-	-	-	-

Michael O. Moore	2007	391,763	59,939	693,408	17,143	83,552	1,245,805
Former EVP, Chief Financial Officer	2006	380,260	-	439,592	16,159	106,486	942,497

Jimmie L. Wade	2007	496,449	113,223	1,122,613	21,699	20,005	1,773,989
EVP, Customer Experience Officer	2006	481,510	-	1,223,406	20,548	14,471	1,739,935

Elwyn G. Murray III	2007	457,584	106,165	805,088	21,699	19,859	1,410,395
EVP, Customer Development Officer	2006	386,246	-	540,692	16,497	9,417	952,852

Paul W. Klasing	2007	369,632	56,410	847,881	16,144	19,472	1,309,539
SVP, Corporate Development	2006	358,748	-	857,274	15,334	14,338	1,245,694

Michael N. Coppola	2007	285,578	-	(547,481)	20,614	541,711	300,422
Former Chairman, President & CEO (k)	2006	772,502	-	2,383,314	54,990	21,972	3,232,778

David B. Mueller	2007	148,849	-	98,368	6,310	225,068	478,595
Former EVP, Merchandising (k)	2006	341,234	-	727,592	14,699	9,370	1,092,895

(a)	Except for Mr. Brouillard, represents the dollar amounts recognized for the fair value of restricted stock granted during fiscal 2007 in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” or SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The grant date fair value is calculated using the closing price of the Company’s stock on the date of grant. For additional information, refer to Note 16 of the Company’s consolidated financial statements in the 2007 Form 10-K filed with the SEC on February 27, 2008. See the “2007 Grants of Plan-Based Awards” table for information on options granted in 2007. These amounts reflect the Company’s accounting expense, and do not correspond to the actual value that will be realized by the named executive officers.
(b)	Represents the dollar amounts recognized for the 2007 and 2006 fiscal years for the fair value of SARs and stock options granted in those years, as well as prior fiscal years, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For information on the valuation assumptions, refer to Note 16 of the Company’s consolidated financial statements in the 2007 Form 10-K filed with the SEC on February 27, 2008. See the “Grants of Plan-Based Awards” table for information on SARs granted in 2007. These amounts reflect the Company’s accounting expense, and do not correspond to the actual value that will be realized by the named executive officers.
(c)	Amounts in this column were paid to the named executives in February 2007 and 2008 for each preceding year, respectively, according to the annual incentive plan in place for each respective fiscal year.
(d)	Includes company matching contributions according to the terms of the Company’s 401(k) plan.
(e)	Includes life insurance premiums paid by the Company for coverage equal to one times the executive’s annual salary, which is the incremental cost required to cover a benefit stated in the terms of each executive’s employment contract, with the exception of Mr. Brouillard, who did not have an employment agreement.
(f)	Includes executive allowance reimbursements for 2007 as follows: Mr. Wade - $13,250 for personal automobile use; Mr. Murray - $13,250 for personal automobile use; Mr. Moore - $13,250 for personal automobile use and supplemental insurance; Mr. Klasing - $13,250 for personal automobile use; Mr. Coppola - $16,625 for personal automobile use; and Mr. Mueller- $7,750 for personal automobile use, supplemental insurance and financial planning. Information about these taxable perquisites is provided under the heading “Other Compensation” of this proxy statement.
(g)	For Mr. Moore, this column also includes reimbursement of $38,328 for moving expenses and a tax reimbursement in the amount of $25,506 provided in accordance with the Company’s relocation program.
(h)	This column also includes the value of any personal use of the Company aircraft calculated as the incremental cost to the Company and tax reimbursements related to personal use of the Company aircraft. Individual expenses related to plane use

and any related tax reimbursements provided in accordance with the Company’s plane use policy are reported for 2007 and 2006.   2007 reportable compensation was as follows: Mr. Coppola - $9,306; and Mr. Mueller - $920.  No tax reimbursements applied to 2007 plane use. The incremental cost to the Company for personal use of Company aircraft is calculated based on the primary variable operating costs to the Company, including fuel, maintenance and other miscellaneous variable costs.

(i)	For Mr. Brouillard, the amount reported is the value of dividends earned on DSUs and converted to additional DSUs. For all others, the amount reported includes dividends paid during 2007 on restricted stock granted to executives in 2007.
(j)	From May 7, 2007 until January 7, 2008, Mr. Brouillard served as Interim Chair, President, and CEO. Effective January 7, 2008, Mr. Brouillard’s tenure as Interim Chair, President, and CEO ended, and he became the non-executive Chair of the Board. Information included for Mr. Brouillard represents salary compensation he received while serving as the interim President and Chief Executive Officer and stock-based compensation he received in May 2007. Mr. Brouillard essentially received stock-based compensation in the amount of twice the normal level of stock-based compensation awarded to non-employee directors. See the “2007 Director Summary Compensation Table” for information on stock awards to directors. No information is provided for 2006, while Mr. Brouillard served as a non-employee director, due to its lack of comparability with the 2007 compensation. The table does not include a special one-time cash payment in the amount of $200,000 approved by the Board and paid to Mr. Brouillard subsequent to December 29, 2007.
(k)	Messrs. Coppola and Mueller are former executive officers of the Company, with respective separation dates on May 7, 2007 and May 25, 2007. Mr. Coppola’s compensation attributed to option awards is negative for 2007 as a result of the forfeiture of options in connection with his departure from the Company. Information provided in the “All Other Compensation” column includes severance payments of $516,254 to Mr. Coppola and $216,074 to Mr. Mueller paid during 2007 according to the terms of their individual separation agreements.

2007 Grants of Plan-Based Awards Table

The following table sets forth information concerning grants of cash and stock-based awards made under our employee compensation and incentive plans.  The non-equity incentive plan information represents our annual bonus plan.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards Number of Shares of	All Other Option Awards Number of Securities Underlying	Exercise Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Stock (#)	Options (#)	Awards ($)	Awards ($)

Mr. Brouillard (a)	5/21/2007	$ -	$ -	$ -	-	15,000	$ 41.64	$ 183,300
	5/21/2007	-	-	-	1,650	-	-	68,706

Mr. Moore	2/20/2007	41,476	237,008	474,015	-	56,118	38.03	637,500
	2/20/2007	-	-	-	5,588	-	-	212,512

Mr. Wade	2/20/2007	52,501	300,007	600,013	-	66,021	38.03	749,999
	2/20/2007	-	-	-	6,574	-	-	250,009
	5/21/2007	-	-	-	5,000	-	-	208,200

Mr. Murray	2/20/2007	52,501	300,007	600,013	-	59,420	38.03	675,011
	2/20/2007	-	-	-	5,916	-	-	224,985
	5/21/2007	-	-	-	5,000	-	-	208,200

Mr. Klasing	2/20/2007	39,061	223,205	446,410	-	52,817	38.03	600,001
	2/20/2007	-	-	-	5,259	-	-	200,000

Mr. Coppola	2/20/2007	136,500	780,000	1,560,000	-	132,042	38.03	1,499,997
	2/20/2007	-	-	-	13,148	-	-	500,018

Mr. Mueller	2/20/2007	63,001	360,006	720,012	-	59,420	38.03	675,011
	2/20/2007	-	-	-	5,916	-	-	224,985

(a)  As Interim Chair, President and CEO, Mr. Brouillard did not participate in the employee incentive programs.

The threshold non-equity incentive award amounts shown in the table represent the amounts that would have been paid if the Company’s performance had met the minimum level of all four financial targets as more fully described in the “Compensation Discussion and Analysis” section of this proxy statement.  The target amounts represent the amounts that would have been paid to the named executive officers if the Company’s performance met its performance goals for each financial target, and the maximum amounts represent the amounts that would have been paid if the Company’s performance met or exceeded all maximum performance objectives. For Mr. Brouillard, the shares reported represent DSUs and stock options granted to him as part of his compensation as a director.  See the “2007 Director Compensation Table” for information on stock awards to directors.  For all other named executive officers, the shares reported under “All Other Stock Awards” represent shares of restricted stock that will vest on the third anniversary of the date of the grant.  The shares were granted with voting and dividend rights.  The Company currently pays a quarterly cash dividend of $0.06 per share.  The number of securities reported in “All Other Option Awards” represents SARs that have a term of seven years and must be settled in shares of Company stock.  The 2007 SARs become exercisable in three approximately equal annual installments commencing on the first anniversary of the date of grant.

Outstanding Equity Awards at 2007 Fiscal Year-End Table

The following table provides information concerning stock-based awards granted to our named executive officers that were outstanding at the end of our last fiscal year.

		Option Awards (a)				Stock Awards (b)
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable Unexercisable (#) (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)

Mr. Brouillard (c)	5/24/2004	7,500	-	$ 28.07	5/24/2011	-	-
	5/23/2005	5,000	2,500	39.65	5/23/2012	-	-
	5/22/2006	2,500	5,000	38.35	5/22/2013	-	-
	5/21/2007	-	15,000	41.64	5/21/2014	-	-

Mr. Moore	12/19/2005	30,000	15,000	42.10	12/19/2012	-	-
	2/21/2006	30,000	60,000	40.45	2/21/2013	-	-
	2/20/2007	-	56,118	38.03	2/20/2014	-	-
	2/20/2007	-	-	-	-	5,588	$ 213,294

Mr. Wade	2/18/2003	40,000	-	13.46	2/18/2010	-	-
	8/18/2003	45,000	-	24.34	8/18/2010	-	-
	2/23/2004	135,000	-	26.21	2/23/2011	-	-
	2/22/2005	90,000	45,000	33.37	2/22/2012	-	-
	2/21/2006	35,000	70,000	40.45	2/21/2013	-	-
	2/20/2007	-	66,021	38.03	2/20/2014	-	-
	2/20/2007	-	-	-	-	6,574	250,930
	5/21/2007	-	-	-	-	5,000	190,850

Mr. Murray	4/20/2005	60,000	30,000	33.57	4/20/2012	-	-
	2/21/2006	30,000	60,000	40.45	2/21/2013	-	-
	2/20/2007	-	59,420	38.03	2/20/2014	-	-
	2/20/2007	-	-	-	-	5,916	225,814
	5/21/2007	-	-	-	-	5,000	190,850

Mr. Klasing	2/18/2003	90,000	-	13.46	2/10/2010	-	-
	8/18/2003	15,000	-	24.34	8/18/2010	-	-
	2/23/2004	90,000	-	26.21	2/23/2011	-	-
	2/22/2005	60,000	30,000	33.37	2/22/2012	-	-
	2/21/2006	30,000	60,000	40.45	2/21/2013	-	-
	2/20/2007	-	52,817	38.03	2/20/2014	-	-
	2/20/2007	-	-	-	-	5,259	200,736

Mr. Coppola (d)	-	-	-	-	-	-	-

Mr. Mueller (d)	-	-	-	-	-	-	-

(a)  All stock options and SARs vest in three equal annual increments commencing on the first anniversary date of the grant.

(b)	Except for Mr. Brouillard, all stock awards listed in the table are awards of restricted stock that vest on the third anniversary of the grant date. The market value of the stock awards is reflective of the closing price of the Company’s stock as of December 28, 2007 ($38.17).
(c)	All stock options displayed for Mr. Brouillard are grants related to his service as a board member. Mr. Brouillard’s option grant in 2007 was twice the normal level for a non-employee director as a result of his appointment to the position of Interim Chair, President and CEO.
(d)	Mr. Coppola and Mr. Mueller exercised all vested stock options which had inherent value shortly after their separation of employment in May 2007. Values derived from the option exercises are shown in the “2007 Option Exercises and Stock Vested Table.” Grants made to Mr. Coppola and Mr. Mueller in February 2007, as reported in the “2007 Grants of Plan-based Awards Table,” were forfeited upon their separation from employment. As a result, Mr. Coppola and Mr. Mueller had no outstanding stock incentives at the end of our fiscal year.

2007 Option Exercises and Stock Vested Table

The following table sets forth information with respect to our named executive officers who exercised stock options during 2007.  No restricted stock awards vested during 2007.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)

Mr. Brouillard	-	$ -
Mr. Moore	-	-
Mr. Wade	109,999	2,647,972
Mr. Murray	-	-
Mr. Klasing	165,000	5,065,107
Mr. Coppola	558,000	8,115,633
Mr. Mueller	140,000	1,189,833

2007 Non-Qualified Deferred Compensation Table

The following table sets forth information with respect to our named executive officers concerning executive contributions to non-qualified deferred compensation plans during 2007.  Aggregate earnings information includes changes in market value of the investments plus any dividends received by the executive for their DSUs.

Name	Executive Contributions in Last FY (a) ($)	Aggregate Earnings in Last FY (b) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)

Mr. Brouillard (c)	$ 68,706	$ 2,329	$ 15,705	$ 171,143
Mr. Moore	39,151	1,280	-	40,431
Mr. Wade	101,290	24,273	-	412,928
Mr. Murray	-	-	-	-
Mr. Klasing	36,945	9,444	-	169,440
Mr. Coppola	27,000	13,289	-	271,686
Mr. Mueller	2,979	(200)	2,778	-

(a)	Additional information is provided under “Retirement Savings” in the Compensation Discussion and Analysis section of this proxy statement. Any amounts reported for “Executive Contributions” are also reported in the Summary Compensation Table of this proxy statement in the “Stock Awards” column for Mr. Brouillard and in the “Salary” column for other executives.
(b)	Represents unrealized gains or losses on market-based investments selected by executives for their deferred compensation balances. For Mr. Brouillard and Mr. Mueller, the amount reported includes the value of dividends earned on DSUs and converted to additional DSUs and the change in overall value of DSUs based on the Company’s stock price.
(c)	Mr. Brouillard’s deferred compensation represents the value of the compensation he has received in the form of DSUs that he received for service as a director. He received a distribution of Company stock valued at $15,705 in January 2007 in accordance with the irrevocable distribution instructions he established prior to 2007.

Potential Payments Upon Termination of Employment or Change in Control Table

The following table provides an estimate of the inherent value of each of our named executive officer’s employment agreement or other compensation arrangements described above, assuming termination of employment or change in control occurred on December 28, 2007, the last business day of our 2007 fiscal year.  Mr. Brouillard does not have any reportable payments in the table because he did not have an employment agreement or other compensation as the Company’s interim Chief Executive Officer that would have been triggered by termination of his employment.

Executive and Benefits	Voluntary Termination or Due Cause (a)	Retirement	Disability	Death	By Company Other than Retirement, Disability, Death, or Due Cause or by Employee for Good Reason (a)	Change in Control

Mr. Brouillard	$-	$-	$-	$-	$-	$-

Mr. Wade
Salary Continuation	$-	$-	$-	$500,011	$500,011	$-
Annual Incentive Plan (b)	-	21,699	21,699	21,699	21,699	-
Stock Incentives (c) (d) (e)	3,657,350	3,882,593	3,882,593	3,882,593	3,657,350	3,882,593
Restricted Stock (f)	-	441,780	441,780	441,780	-	441,780
Healthcare (g)	-	-	8,098	-	8,098	8,098
Life Insurance	-	-	-	500,011	-	-
Disability (h)	-	-	450,010	-	-	-
Deferred Compensation (i)	414,189	414,189	414,189	414,189	414,189	414,189
	$4,071,539	$4,760,261	$5,218,369	$5,760,283	$4,601,347	$4,746,660

Mr. Murray
Salary Continuation	$-	$-	$-	$500,011	$500,011	$-
Annual Incentive Plan (b)	-	21,699	21,699	21,699	21,699	-
Stock Incentives (c) (d) (e)	276,000	422,319	422,319	422,319	276,000	422,319
Restricted Stock (f)	-	416,664	416,664	416,664	-	416,664
Healthcare (g)	-	-	8,098	-	8,098	8,098
Life Insurance	-	-	-	500,011	-	-
Disability (h)	-	-	450,010	-	-	-
Deferred Compensation (i)	-	-	-	-	-	-
	$276,000	$860,682	$1,318,790	$1,860,704	$805,808	$847,081

Mr. Moore
Salary Continuation	$-	$395,013	$395,013	$395,013	$395,013	$-
Annual Incentive Plan (b)	-	17,143	17,143	17,143	17,143	-
Stock Incentives (c) (d) (e)	-	7,857	7,857	7,857	-	7,857
Restricted Stock (f)	-	213,294	213,294	213,294	-	213,294
Healthcare (g)	-	-	7,282	-	7,282	7,282
Life Insurance	-	-	-	395,013	-	-
Disability (h)	-	-	355,512	-	-	-
Deferred Compensation (i)	40,310	40,310	40,310	40,310	40,310	40,310
	$40,310	$673,617	$1,036,411	$1,068,630	$459,748	$268,743

Mr. Klasing
Salary Continuation	$-	$372,008	$372,008	$372,008	$372,008	$-
Annual Incentive Plan (b)	-	16,144	16,144	16,144	16,144	-
Stock Incentives (c) (d) (e)	3,795,750	3,947,144	3,947,144	3,947,144	3,795,750	3,947,144
Restricted Stock (f)	-	200,736	200,736	200,736	-	200,736
Healthcare (g)	-	-	8,098	-	8,098	8,098
Life Insurance	-	-	-	372,008	-	-
Disability (h)	-	-	334,807	-	-	-
Deferred Compensation (i)	169,340	169,340	169,340	169,340	169,340	169,340
	$3,965,090	$4,705,372	$5,048,277	$5,077,380	$4,361,340	$4,325,318

Mr. Coppola (j)
Salary Continuation	$-	$-	$-	$-	$780,000	$-
Annual Incentive Plan	-	-	-	-	20,614	-
Stock Incentives	-	-	-	-	8,115,633	-
Healthcare	-	-	-	-	4,568	-
Deferred Compensation	-	-	-	-	271,686	-
	$-	$-	$-	$-	$9,192,501	$-

Mr. Mueller (j)
Salary Continuation	$-	$-	$-	$-	$360,006	$-
Annual Incentive Plan	-	-	-	-	6,310	-
Stock Incentives	-	-	-	-	1,189,833	-
Healthcare	-	-	-	-	4,439	-
Deferred Compensation	-	-	-	-	2,778	-
	$-	$-	$-	$-	$1,563,366	$-

(a)	Voluntary termination or termination for Due Cause makes an executive ineligible for any employment agreement benefits other than any rights he may have under the normal terms of other benefit plans. Executives must exercise vested long-term incentives within 90 days after the date of termination. The term “Due Cause” is defined in the agreements as (i) a material violation of the executive’s obligations under the agreement or a directive from the Board of Directors or the executive’s superior that is willful and deliberate and that has not been cured; (ii) a material violation of the loyalty obligations as provided in the agreement; (iii) an act of dishonesty intended to or that does result in personal enrichment or material adverse effect upon the Company; (iv) a conviction of a felony involving fraud, breach of trust, or misappropriation; or (v) a determination that the executive is addicted to a controlled substance. The agreements provide that the executive’s employment is deemed to be terminated by the Company without Due Cause if the executive elects to terminate his employment as a result of: (i) a failure by the Company to pay the executive any compensation due to the executive; (ii) the assignment of any duties materially inconsistent (except in the nature of a promotion or lateral move) with the position in the Company that he held immediately prior to the reassignment or a substantial adverse alteration in the nature or status of his position or responsibilities; or (iii) requiring the executive to be based more than 60 miles from the Company’s office at which he was principally employed immediately prior to the date of the relocation.
(b)	At the end of 2007, the named executive officers were eligible only for annual incentive payments earned prior to their termination date. The delivery of any such payments would coincide with the regular payment date for other executives. Refer to the “Grants of Plan-Based Awards Table” for the range of potential payments. Actual amounts earned for 2007 are shown here. In the case of voluntary termination or termination for Due Cause, the executive would be ineligible to receive the payment because he would not have been actively employed on the date of distribution.
(c)	Amounts shown here are calculated as the differences between the exercise price of the outstanding stock long-term incentives and the closing price of our stock at the end of our fiscal year ($38.17).
(d)	An executive’s retirement, defined as age 55 plus 10 years of service, allows all unvested stock long-term incentives to continue vesting into retirement. “Retirement” column amounts indicate the value of all outstanding long-term incentives, based on footnote (c), assuming all executives qualify for retirement.
(e)	The terms of executives’ stock option agreements provide that all stock long-term incentives are 100 percent vested when a change in control occurs, unless an equivalent substitute equity award is provided by the acquiring company.
(f)	The terms of executives’ restricted stock awards provide that restricted stock becomes 100 percent vested when a change in control occurs, unless an equivalent substitute equity award is provided by the acquiring company.
(g)	Amounts provided here represent the Company’s cost of providing one year of healthcare coverage to the executive.
(h)	Disability amounts shown consist of the amount the executives receive under the Company’s qualified plan plus an amount equal to 30 percent of their annual salary as specified in their employment agreements.
(i)	Executives’ deferred compensation balances are always 100 percent vested and are not affected by any type of termination.
(j)	The employment of Messrs. Coppola and Mueller terminated prior to December 28, 2007. The amounts shown were paid to them in conjunction with their separation from employment in 2007.

NON-MANAGEMENT DIRECTOR COMPENSATION

Under our director compensation program, each non-management director receives a combination of cash and equity-based compensation.  Non-management directors receive an annual retainer of $25,000 and all additional applicable retainers or fees as set forth in the following table. Specific committee member information is provided in the “Corporate Governance” section of this proxy statement.

Board Participation Type	Retainer/Fee
Chair	$100,000
Lead Director	$ 25,000
Audit Committee Chair	$ 15,000
Compensation Committee Chair	$ 10,000
Finance Committee Chair	$ 10,000
Nominating and Corporate Governance Committee Chair	$ 10,000
Board Meeting Attendance	$ 2,000
Telephonic Board Meeting Attendance	$ 1,000
Committee Meeting Attendance	$ 1,000
Telephonic Committee Meeting Attendance	$ 750

Each non-management director may elect to receive all or a portion of his or her annual retainer on a deferred basis in the form of DSUs.  Each DSU is equivalent to one share of our common stock.  Dividends paid by the Company are credited toward the purchase of additional DSUs.  DSUs are payable in the form of common stock to participating directors over a specified period of time as elected by the participating director, or whenever their Board service ends, whichever is sooner.

 In addition, each non-management director receives stock-based compensation. In 2007, each director, except Mr. Brouillard, received 7,500 stock options and 825 DSUs.  Mr. Brouillard received 15,000 stock options and 1,650 DSUs.  The stock options will vest in three equal annual installments commencing on the first anniversary of the grant date and expire after seven years.  DSUs are fully vested upon grant but will not be available for distribution until the director’s service on the Board ends.

In November 2007, the Board approved a change to the equity portion of the director compensation program, which established long-term incentives valued at $120,000 per year.  The value of the long-term incentives will be awarded annually in the form of 50 percent in SARs and 50 percent in DSUs.  The first grant under the new program will be made in May 2008.  Under the new program, newly appointed Board members will receive an initial grant valued at $120,000. Thereafter, annual stock-based compensation is granted to a director shortly after the date of the annual stockholder meeting.  Each new director’s first annual grant will be prorated based upon the number of days served as a director during the year preceding the first annual grant. SARs vest in three equal annual installments commencing on the first anniversary of the grant and expire after seven years.

Subsequent to the Company’s fiscal year end, the board of directors approved a special one-time cash payment of $200,000 to Mr. Brouillard in recognition of his service as interim President and CEO.

2007 Director Summary Compensation Table

Information provided in the following table reflects the compensation delivered to non-management directors for our last fiscal year:

Name	Fees Earned or Paid in Cash (a) ($)	Stock Awards (b) ($)	Option Awards (c) ($)	All Other Compensation (d) ($)	Total ($)

John C. Brouillard (e)	$13,668	$68,706	$100,421	$973	$183,768

Lawrence P. Castellani	46,250	34,353	760,325	348	841,276

Darren R. Jackson	50,500	34,353	79,250	715	164,818

Nicholas J. LaHowchic	51,500	34,353	18,800	493	105,146

William S. Oglesby	58,000	34,353	80,046	1,050	173,449

Gilbert T. Ray	62,750	34,353	83,689	798	181,590

Carlos A. Saladrigas	61,750	34,353	81,621	748	178,472

William L. Salter	51,750	34,353	76,796	831	163,730

Francesca M. Spinelli	57,750	34,353	77,485	848	170,436

(a)	Information includes paid or deferred board annual retainers, chair retainers and board and committee meeting fees paid to directors based on their respective meeting attendance during 2007.
(b)	Represents the dollar amounts recognized for the fair value of DSUs granted during fiscal 2007 in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” or SFAS 123R. The grant date fair value is calculated using the closing price of the Company’s stock on the date of grant. The reported fair value is based on the number of units granted multiplied by the stock price ($41.64) on May 21, 2007, the grant date. For additional information, refer to Note 16 of the Company’s consolidated financial statements in the 2007 Form 10-K filed with the SEC on February 27, 2008. These amounts reflect the Company’s accounting expense and do not correspond to the actual value that will be realized by the directors.
(c)	Represents the dollar amounts recognized during fiscal year 2007 for the fair value of stock options granted in 2007, as well as prior fiscal years, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For fiscal 2007, the Company’s directors received grants of options on May 21, 2007 with an exercise price of $41.64, the closing price of the Company’s stock on the date of grant. The grant date fair value per option was $12.22. For information on the valuation assumptions, refer to Note 16 of the Company’s consolidated financial statements in the 2007 Form 10-K filed with the SEC on February 27, 2008. These amounts reflect the Company’s accounting expense, and do not correspond to the actual value that will be realized by the directors. The amount reported for Mr. Castellani reflects the accounting expense for stock options granted to him during his tenure as our past chief executive officer and chairman and other grants awarded to him under our director compensation arrangements, all of which continue to vest during his service as a director.
(d)	Amounts reported are the value of dividends earned on DSUs and converted to additional DSUs.
(e)	Compensation reported for Mr. Brouillard includes additional DSUs and stock options awarded to him by the Board of Directors when he assumed the role of interim Chief Executive Officer in May 2007. The amounts reported in this table for “Stock Awards”, “Option Awards” and “All Other Compensation” are also reported in the Summary Compensation Table. Reported cash compensation for Mr. Brouillard includes the normal board compensation fees paid to him prior to when he became Interim Chief Executive Officer in 2007. Refer to the Summary Compensation Table for compensation paid to Mr. Brouillard while he served as Interim Chair, President, and Chief Executive Officer.

Directors’ Outstanding Equity Awards at 2007 Fiscal-Year End

The following table provides information about non-management directors’ outstanding equity as of the end of our last fiscal year:

Name	Outstanding Stock Options (#)	Outstanding Deferred Stock Units (#)
John C. Brouillard	37,500	4,476
Lawrence P. Castellani (a)	750,000	1,660
Darren R. Jackson	28,750	3,191
Nicholas J. LaHowchic	15,000	2,264
William S. Oglesby	26,875	4,741
Gilbert T. Ray	36,250	3,539
Carlos A. Saladrigas	52,500	3,330
William L. Salter	48,124	3,679
Francesca M. Spinelli	56,250	3,747

(a)
Outstanding stock options for Mr. Castellani reflect those awarded to him during his tenure as our past chief executive officer and chairman and other grants awarded to him under our director compensation arrangement, all of which continue to vest during his service as a director.

INFORMATION CONCERNING OUR EXECUTIVE OFFICERS

The following table provides information about our executive officers as of March 24, 2008.

Name	Age	Position
Darren R. Jackson	43	President and Chief Executive Officer and Director

Kevin P. Freeland	50	Executive Vice President, Supply Chain and Information Technology

Elwyn G. Murray III	41	Executive Vice President, Customer Development Officer

Michael A. Norona	44	Executive Vice President, Chief Financial Officer and Secretary

Jimmie L. Wade	53	Executive Vice President, Customer Experience Officer

Keith A. Oreson	51	Senior Vice President, Human Resources

Our executive officers are elected by and serve at the discretion of our Board.  Set forth below is a brief description of the business experience of all executive officers other than Mr. Jackson, who is also a Director and whose business experience is set forth in the “Information Concerning Members of Our Board” section of this proxy statement.

Mr. Freeland, Executive Vice President, Supply Chain and Information Technology, joined us in February 2008.  Before joining Advance, Mr. Freeland was the President and Founder of Optimal Advantage, a boutique retail consulting firm, from 2004 to 2008.  Prior to establishing his own business, Mr. Freeland spent eight years with Best Buy Co., Inc., a specialty retailer of consumer electronics, office products, appliances and software, serving as its Vice President of Inventory, Senior Vice President of Inventory and, ultimately, President of the Musicland Division.  Mr. Freeland also spent eight years at Payless Shoe Source, a family footwear and accessories retail chain, in a variety of merchandising positions, including his final position as Vice President of Merchandise Distribution.

Mr. Murray, Executive Vice President, Customer Development Officer, joined us in April 2005 and has served in his current position since February 2008.  In his current position, he is responsible for customer strategy, segment management and value proposition development and deployment, merchandising, marketing and advertising. From May 2007 until February 2008, Mr. Murray served as Executive Vice President, Merchandising, Supply Chain and Technology, and from April 2005 until May 2007, he served as Executive Vice President, Administration.  Before joining Advance, Mr. Murray served in a variety of positions for Food Lion, LLC, a supermarket chain.  From May 2002 to January 2005, he served as Senior Vice President of Store Operations.  From January 2001 to April 2002, he served as Senior Vice President of Procurement, Distribution and Quality Assurance. From July 1999 to December 2000, he served as Vice President of Procurement and Pricing, and from December 1998 to June 1999, he held the position of Vice President of Marketing.  Prior to 1998, Mr. Murray held a number of other positions with Food Lion in a variety of functional areas including category management, information technology and purchasing.

Mr. Norona, Executive Vice President, Chief Financial Officer and Secretary, joined us in February 2008. Before joining Advance, Mr. Norona served as the President of Financial Services for Best Buy Co., Inc., a national retailer of consumer electronics, office products, appliances and software, from March 2007 to February 2008.  Prior to that position, he served Best Buy as Vice President of Financial Services from June 2006 until March 2007, as Vice President Finance-Retail Decision Support from May 2004 until June 2006, and as Vice President Finance-Shared Services from April 2002 until May 2004.  Prior to April 2002, Mr. Norona served in escalating financial leadership roles, ultimately as head of Finance, with Future Shop, a Best Buy subsidiary.

Mr. Wade, Executive Vice President, Customer Experience Officer, joined us in February 1994 and has held his current position since February 2008.  In his current position, he has responsibility for store operations, new store development and the accompanying customer experience.  From May 2005 until February 2008, Mr. Wade served as Executive Vice President, Business Development.  Mr. Wade was named President in October 1999 and was named Chief Financial Officer in March 2000.  He served as President and Chief Financial Officer through August 2003 and served as President until May 2005.  Mr. Wade also served as our Secretary from March 2000 until April 2001.  Prior to

1993, Mr. Wade was Vice President, Finance and Operations, for S.H. Heironimus, a regional department store company.  Mr. Wade is a certified public accountant.

Mr. Oreson, Senior Vice President, Human Resources, joined us in May 2005.  Before joining Advance, Mr. Oreson served as Vice President of Human Resources for Frank’s Nursery & Crafts, Inc., a lawn and garden products retailer, from 1998 to May 2005. From 1993 to 1997, he served as Senior Vice President, Human Resources for ARAMARK Uniform Services, a provider of food services, facilities management and uniform apparel. Prior to 1993, Mr. Oreson worked for Pizza Hut, a division of PepsiCo, where he held a variety of positions, ultimately serving as Division Director, Human Resources.

There are no family relationships among any of our executive officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us regarding the ownership of our common stock as of March 24, 2008 by:

●	each person or entity known to us that beneficially owns more than 5 percent of our common stock;
●	each member of our Board;
●	each of our executive officers named in the “Summary Compensation Table” included in the “Executive Compensation” section of this proxy statement; and
●	all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC.  In computing the number of shares beneficially owned by a person and the percentage of ownership held by that person, shares of common stock subject to options and warrants held by that person that are currently exercisable or will become exercisable within 60 days after March 24, 2008 are deemed outstanding, while these shares are not deemed outstanding for computing percentage ownership of any other person.  The address of each beneficial owner for which an address is not otherwise indicated is: c/o Advance Auto Parts, Inc., 5008 Airport Road, Roanoke, Virginia 24012.  Unless otherwise indicated in the footnotes to the table, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable.  We know of no agreements among our stockholders which relate to voting or investment power over our common stock or any arrangement that may at a subsequent date result in a change in control of the Company.

The percentages of common stock beneficially owned are based on 94,806,781 shares of our common stock outstanding at March 24, 2008.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percentage
FMR, LLC.(1) 82 Devonshire Street Boston, Massachusetts 02109	8,391,676	8.9%
John C. Brouillard(2)	29,932	*
Lawrence P. Castellani(3)	772,792	*
Darren R. Jackson(4)	136,726	*
Nicholas J. LaHowchic(5)	15,768	*
William S. Oglesby(6)	26,624	*
Gilbert T. Ray(7)	37,395	*
Carlos A. Saladrigas(8)	48,335	*
William L. Salter(9)	46,184	*
Francesca M. Spinelli(10)	54,003	*
Michael O. Moore	-	*
Jimmie L. Wade(11)	493,991	*
Elwyn G. Murray III(11)	187,132	*
Paul W. Klasing(11)(12)	399,713	*
Michael N. Coppola	318	*
David B. Mueller	350	*
All executive officers and directors as a group (18 persons)(13)	2,418,474	2.5%
_______________
*	Less than 1 percent of the outstanding shares of common stock.

(1)	Based solely on a Schedule 13G filed with the SEC by FMR LLC (“FMR”) and Edward C. Johnson, 3rd, all such shares are beneficially owned by four entities: (a) Fidelity Management & Research Company, a registered investment advisor to various investment companies (“Fidelity Funds”) and a wholly-owned subsidiary of FMR (“FM&RC”), (b) Pyramis Global Advisors, LLC (“PGALLC”), an indirect wholly-owned subsidiary of FMR and a registered investment advisor, (c) Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned subsidiary of FMR and a bank and (d) Fidelity International Limited (“FIL”), a qualified institution. FM&RC is the beneficial owner of 5,906,836 shares. Mr. Johnson (Chairman of FMR), FMR (through its control of FM&RC) and Fidelity Funds each has sole dispositive power with respect to 5,906,836 shares. Neither Mr. Johnson nor FMR has the sole power to vote or direct the voting of the shares owned directly by Fidelity Funds. The sole voting power of all shares directly owned by Fidelity Funds resides with the Board of Trustees of such funds. PGALLC is the beneficial owner of 200,000 shares. Mr. Johnson and FMR (through its control of PGALLC) each has sole dispositive and voting power with respect to 200,000 shares. PGATC is the beneficial owner of 1,681,940 shares. Mr. Johnson and FMR (through its control of PGATC) each has sole dispositive and voting power with respect to

1,681,940 shares. FIL is the beneficial owner of 602,900 shares of which it has sole dispositive power of 602,900 shares and sole voting power of 509,100 shares.
(2)	Includes 4,484 shares of our common stock with respect to DSUs and 25,000 shares of our common stock subject to options exercisable within 60 days of March 24, 2008.
(3)	Includes 1,663 shares of our common stock issuable with respect to DSUs and 742,500 shares of our common stock subject to options exercisable within 60 days of March 24, 2008.
(4)
Includes 110,000 shares of our common stock with respect to restricted common stock; 5,476 shares of our common stock issuable with respect to DSUs; and 21,250 shares of our common stock subject to options exercisable within 60 days of March 24, 2008.

(5)	Includes 2,268 shares of our common stock issuable with respect to DSUs and 7,500 shares of our common stock subject to options exercisable within 60 days of March 24, 2008.
(6)	Includes 4,749 shares of our common stock issuable with respect to DSUs and 19,375 shares of our common stock subject to options exercisable within 60 days of March 24, 2008.
(7)	Includes 3,545 shares of our common stock issuable with respect to DSUs and 28,750 shares of our common stock subject to options exercisable within 60 days of March 24, 2008.
(8)	Includes 3,335 shares of our common stock issuable with respect to DSUs and 45,000 shares of our common stock subject to options exercisable within 60 days of March 24, 2008.
(9)	Includes 3,685 shares of our common stock issuable with respect to DSUs and 40,624 shares of our common stock subject to options exercisable within 60 days of March 24, 2008.
(10)	Includes 3,753 shares of our common stock issuable with respect to DSUs and 48,750 shares of our common stock subject to options exercisable within 60 days of March 24, 2008.
(11)
Includes shares of our common stock subject to options and SARs beneficially owned by the following persons and exercisable within 60 days of March 24, 2008: Mr. Klasing – 362,605; Mr. Murray – 169,806; and Mr. Wade – 447,007.  Also includes shares of our restricted stock owned by the following persons:  Mr. Klasing – 7,108 shares; Mr. Murray – 16,326 shares; and Mr. Wade – 16,984 shares.

(12)	Includes indirect ownership of 30,000 shares held by Mr. Klasing’s wife.
(13)
Includes 219,462 shares of our common stock with respect to restricted common stock; 36,021 shares of our common stock issuable with respect to DSUs; and 2,055,271 shares of our common stock subject to options and SARs beneficially owned and exercisable within 60 days of March 24, 2008 by our executive officers and directors.

STOCK OWNERSHIP GUIDELINES FOR DIRECTORS AND EXECUTIVE COMMITTEE

In an effort to align the interests of non-employee directors and members of management’s Executive Committee more closely with the interests of stockholders, the Company’s Board has adopted Stock Ownership Guidelines as follows:

Directors	Stock valued at 3 times their annual retainer
Chairman, President and CEO	Stock valued at 3 times their annual base salary
Other Executive Committee Members	Stock valued at 1 times their annual base salary

Incumbent Directors and Executive Committee Members are expected to achieve this level of stock ownership by the end of year 2012.  Current Executive Committee Members who have been in their current positions for less than two years will be given an additional two years to reach the target ownership levels.  Those individuals who do not achieve the required levels of ownership within the prescribed amount of time will be required to retain a designated percentage of the net shares received upon the exercise of any stock options or SARs until the guideline ownership levels have been reached.

Shares or units held by a director or an executive officer in any deferral plan are included in calculating the value of ownership to determine whether the minimum ownership requirement has been met.  Currently, each director receives a portion of his or her annual retainer in the form of DSUs and is permitted to defer a portion of his or her cash retainer in the form of DSUs.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires “insiders,” including our executive officers, directors and beneficial owners of more than 10 percent of our common stock, to file reports of ownership and changes in ownership of our common stock with the SEC and the NYSE, and to furnish us with copies of all Section 16(a) forms they file.  Based solely on our review of copies of such forms received by us, or written representations from reporting persons that no Forms 5 were required for those persons, we believe that our insiders complied with all applicable Section 16(a) filing requirements during fiscal 2007, with the following exceptions:

The timely filed Form 3 filed on behalf of Clarence R. Martin, Jr., did not report his ownership of 5,971 DSUs, but the ownership was reported on an amended Form 3 filed four days later.  The acquisition of a total of 10 DSUs by Mr. Mueller in three separate transactions over the course of one month as a result of salary deferral were reported on a late-filed Form 4.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT BY THE AUDIT COMMITTEE OF
DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM FOR 2008

Our Audit Committee has selected Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for fiscal 2008.  Deloitte also served as our independent registered public accounting firm for fiscal 2007.  You are being asked to ratify the appointment by our Audit Committee of Deloitte as our independent registered public accounting firm for fiscal 2008.

Members of Deloitte will be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.  If Deloitte should decline to act or otherwise become incapable of acting, or if Deloitte’s engagement is discontinued for any reason, our Audit Committee will appoint another accounting firm to serve as our independent registered public accounting firm for fiscal 2008.

 2007 and 2006 Audit Fees

The following table summarizes the aggregate fees billed by Deloitte for 2007 and 2006 for the following professional services:

	2007	2006
	($ in thousands)	($ in thousands)
Audit Fees (a)	$1,968	$1,477
Audit-Related Fees	-
Tax Fees (b)	-
All Other Fees	-	-
Total	$1,968	$1,477

(a)	Fees for audit services billed in 2007 and 2006 consisted of:
	●	audit of our annual financial statements
	●	reviews of our quarterly financial statements
	●	attestation of management’s assessment and effectiveness of internal controls as required by the Sarbanes-Oxley Act of 2002, Section 404
	●	statutory and regulatory audits, consents and other services related to SEC matters

Our 2007 audit fees increased 33% compared to 2006. This increase was higher than increases experienced in previous years primarily due to additional audit services provided by Deloitte in connection with our corporate restructuring project, financial systems upgrade and adoption of Financial Interpretation No. 48, “Accounting for Uncertainty in Income Taxes.”

The Audit Committee is required by its charter to pre-approve audit services and permitted non-audit services to be performed by our independent registered public accounting firm.  The Audit Committee approved all services provided by Deloitte during 2007.

In considering the nature of the services provided by Deloitte, the Audit Committee determined that such services are compatible with the provision of independent audit services.  The Audit Committee discussed these services with Deloitte and management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

OUR BOARD RECOMMENDS A VOTE FOR RATIFICATION OF
DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM FOR 2008.

AUDIT COMMITTEE REPORT

We are responsible for providing independent, objective oversight of Advance’s accounting functions and internal controls and operate pursuant to a written charter approved by Advance’s Board.  We are comprised entirely of three independent directors who meet independence, experience and other qualification requirements of the NYSE listing standards, Section 10A(m)(3) of the Securities Exchange Act of 1934 and the rules and regulations of the SEC.  Advance’s Board has determined the committee’s current chair, Mr. Saladrigas, is the Audit Committee “financial expert,” as defined by SEC rules.

Management is responsible for Advance’s financial reporting process, including Advance’s system of internal control, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States.  Advance’s independent registered public accounting firm, or “independent accountants,” are responsible for auditing its consolidated financial statements and providing an opinion as to their conformity with accounting principles generally accepted in the United States as well as attesting and reporting on the effectiveness of its internal controls over financial reporting.  Our responsibility is to monitor and review these processes. It is not our duty or responsibility to conduct auditing or accounting reviews or procedures.  Consequently, in carrying out our oversight responsibilities, we shall not be charged with, and are not providing, any expert or special assurance as to Advance’s financial statements, or any professional certification as to the independent accountants’ work.  In addition, we have relied on management’s representation that the financial statements have been prepared with integrity and objectively in conformity with accounting principles generally accepted in the United States, and on the representations of independent accountants included in their report on Advance’s financial statements.

During 2007 we met nine times, including five times via conference call.  We schedule our meetings to ensure we have sufficient time to devote attention to all of our tasks.  During 2007 and subsequent to the end of the year, we:

●	appointed Deloitte & Touche LLP as the independent registered public accounting firm for fiscal year 2007;
●	met with management and the independent accountants to review and discuss Advance’s critical accounting policies and significant estimates;
●	met with management and the independent accountants to review and approve the fiscal year 2007 audit plan;
●	met regularly with both the independent accountants and internal audit outside the presence of management;
●
met with management and the independent accountants to review the audited financial statements for the year ended December 29, 2007, and internal controls over financial reporting as of December 29, 2007;

●	reviewed and approved the quarterly and annual reports prior to filing with the SEC;
●	reviewed and approved the quarterly earnings press releases and other financial press releases;
●	met with the Chief Internal Audit Executive to review, among other things, the audit plan, test work, findings and recommendations, and staffing;
●	reviewed the processes by which risk is assessed and mitigated; and
●	completed all other responsibilities under the Audit Committee charter.

We have discussed with the independent accountants the matters required by Statement on Auditing Standards No. 114 (The Auditor’s Communication With Those Charged With Governance), which includes a review of significant accounting estimates and Advance’s accounting practices.  In addition, we have received written disclosures from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with independent accountants their firm’s independence.

Based upon our discussion with management and the independent accountants, and our review of the representations of management and the independent accountants, we recommended to the Board that the audited consolidated financial statements be included in Advance’s annual report on Form 10-K for the year ended December 29, 2007.

We considered whether the independent accountants’ provision of non-audit services to Advance is compatible with maintaining the independent accountants’ independence, and have determined the provision of the non-audit services are compatible with the independent accountants’ independence.  Accordingly, we have approved retention of Deloitte as Advance’s independent registered public accounting firm for fiscal year 2008.

We reviewed and reassessed the adequacy of the Audit Committee Charter and recommended changes, which were approved by the Board.

THE AUDIT COMMITTEE
Carlos A. Saladrigas, Chair
John C. Brouillard
Nicholas J. LaHowchic

OTHER MATTERS

A copy of our 2007 annual report of stockholders is being mailed to each stockholder of record together with this proxy statement.  The annual report is not part of our proxy soliciting material.

By order of the Board of Directors,

Michael A. Norona
Executive Vice President,
Chief Financial Officer and Secretary

Roanoke, Virginia
April 9, 2008

Advance Auto Parts

Keep the wheels turning.

51 MERCEDES WAY
EDGEWOOD, NY 11717

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 14, 2008. Have the attached proxy card in hand when accessing the web site and follow the instructions to obtain records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
In order to reduce the costs incurred by Advance Auto Parts, Inc. in mailing proxy materials, a shareholder can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate agreement to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit voting instructions up until 11:59 P.M. Eastern Time on May 14, 2008. Have the attached proxy card in hand when calling and then follow the instructions.

VOTE BY MAIL
Mark, sign and date the attached proxy card and return it in the postage-paid envelope we have provided or return it to Advance Auto Parts, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If voting by Internet or by telephone,
there is NO need to mail back the attached proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: AAUTO1 KEEP THIS PORTION

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

ADVANCE AUTO PARTS, INC.

Our Board of Directors recommends a vote "FOR" all Nominees listed in Proposal 1 and "FOR" Proposal 2.

Vote On Directors

1. Elect Directors for a term expiring in 2009.

Nominees:

01)	John C. Brouillard	05)	William S. Oglesby
02)	Lawrence P. Castellani	06)	Gilbert T. Ray
03)	Darren R. Jackson	07)	Carlos A. Saladrigas
04)	Nicholas J. LaHowchic	08)	Francesca M. Spinelli

For All ☐ Withhold All ☐ For All Except ☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Vote On Proposal

3. Transact other business that may properly come before the meeting or any meetings held upon any postponement or adjournment of the meeting.

All proxies heretofore given or executed with respect to the shares of stock represented by this proxy are by the filing of this proxy, expressly revoked.

Our Annual Report to Stockholders and Proxy Statement for the 2008 Annual Meeting can be viewed on the Internet at http://www.AdvanceAutoParts.com

NOTE: Signature should conform exactly to name as stenciled hereon. Executors, administrators, guardians, trustees, attorneys and officers signing for a corporation should give full title. For joint accounts each owner must sign.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Electronic Access (EA):
Please indicate here to view meeting materials electronically via the Internet rather than receiving a hard copy. Please note that each shareholder who so indicates will continue to receive a proxy card for voting purposes only. ☐ Yes ☐ No

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement/Annual Report are available at www.proxyvote.com.

- PROXY - Advance Auto Parts *Keep the wheels turning.* - PROXY -

This Proxy is Solicited on Behalf of the Board of Directors of Advance Auto Parts, Inc.

THE UNDERSIGNED hereby appoints each of Darren R. Jackson and Michael A. Norona as a proxy with full power of substitution, to vote all shares of common stock of ADVANCE AUTO PARTS, INC. which the undersigned is entitled to vote at the 2008 Annual Meeting of Stockholders of ADVANCE AUTO PARTS, INC., to be held at The Hotel Roanoke & Conference Center, 110 Shenandoah Ave., NW, Roanoke, Virginia 24016 on Thursday, May 15, 2008 at 8:30 a.m., local time (EDT), and any adjournments thereof, as specified by the undersigned, and to vote in his discretion on such other matters as may properly come before the meeting or any postponement or adjournment thereof.

WHEN PROPERLY EXECUTED THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1 and FOR PROPOSAL 2 AND IN THE DISCRETION OF THE PROXIES NAMED HEREIN ON ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF. RECEIPT OF NOTICE OF ANNUAL MEETING AND PROXY STATEMENT FOR THE 2008 ANNUAL MEETING IS HEREBY ACKNOWLEDGED.

Address Changes/Comments: ______________________________

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(If any Address Changes/Comments have been noted above, please mark corresponding box on the reverse side.)

PLEASE SIGN ON REVERSE SIDE and mail in the enclosed, postage prepaid envelope.